Exhibit 10.12

OFFICE LEASE

for

1610 FIFTH STREET

BERKELEY, CALIFORNIA

by and between

CEDAR/FOURTH STREET PARTNERS

and

ANNIE’S, INC.

BASIC LEASE INFORMATION

OFFICE LEASE

ANNIE’S, INC.

Lease Date:	November , 2010

Landlord:	Cedar/Fourth Street Partners,
a California partnership

Landlord’s Address:	5801 Christie Ave Suite 680 Emeryville, California 94608

Tenant:	Annie’s, Inc., a Delaware corporation

Premises:

1610 Fifth Street

Berkeley, CA 94613

Rentable Area of the Premises:	33,511 square feet (approximate) measured in accordance with the standard set forth in Section 1.3, comprising approximately 25,127 square feet of office space and approximately 8384 of warehouse space

Permitted Uses:	Office and other related uses necessary to conduct its business.

Term:	Five (5) years

Delivery of Possession; Lease
Term Commencement Date	February 1, 2011

Rent
Commencement Date:	September 1, 2011

Monthly Base Rent:	Office Space:

Year	Rent
1 (first 7 months)	No Rent
1 (months 8-12	$1.45 per sf
2 - 5	Previous year’s rent plus 3% as more particularly set forth in Section 4.1.

Warehouse Space:

Year	Rent
1 (first 7 months)	No Rent
1 (months 8-12)	$ 0.70 per sf
2 – 5	Previous year’s rent plus 3% as more particularly set forth in Section 4.1

Security Deposit:	$50,000.00

Rent Escalations:	See Monthly Base Rent (above).

Option to Renew:	One (1) three (3) year option followed by one (1) two (2) year option [See Section 3.5]

Broker:	Colliers International – represents Landlord and Tenant

Broker’s Fee or Commission, paid by:	Landlord

The foregoing Basic Lease Information is hereby incorporated into and made a part of this Lease. Each reference in this Lease to any of the terms above shall mean the respective information set forth above and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between any Basic Lease Information and the Lease, the Lease shall control.

6. OPERATING EXPENSES		21
6.1	Operating Expenses	21
6.2	Impositions	26
6.3	Utility Services	28

7. MAINTENANCE, REPAIRS AND ALTERATIONS		28
7.1	Landlord’s Responsibility	28
7.2	Tenant’s Responsibility	29
7.3	Condition Upon Surrender	31
7.4	Improvements by Tenant	31
7.5	Sanitary Condition; Recycling	31
7.6	Installation of High Efficiency Plumbing Fixtures	31

8. FIXTURES AND PERSONAL PROPERTY		32
8.1	Fixtures and Personal Property	32

9. USE AND COMPLIANCE WITH LAWS		33
9.1	General Use and Compliance with Laws	33
9.2	Signs	33
9.3	Parking and Parking Access	33
9.4	Floor Load	34
9.5	Truck Pickup and Deliveries	34
9.6	Hazardous Materials	34
9.7	Environmental Tobacco Smoke Control	35

10. DAMAGE AND DESTRUCTION		35
10.1	Destruction of the Premises	35
10.2	Rent Abatement	35
10.3	Extensive Damage or Destruction	35
10.4	Uninsured Casualty	36
10.5	Waiver	36

11. EMINENT DOMAIN		37
11.1	Total Condemnation; Automatic Termination	37
11.2	Partial Condemnation; Rent Abatement	37
11.3	Condemnation Award	37
11.4	Sale Under Threat of Condemnation	37

12. DEFAULTS; REMEDIES		38
12.1	Defaults	38
12.2	Remedies	38
12.3	Default by Landlord	40
12.4	Limitation of Tenant’s Damages	40

12.5	Waiver of Jury Trial And Certain Damages	41

13. ASSIGNMENT AND SUBLETTING		41
13.1	Assignment and Subletting	41
13.2	Bonus Rental	42
13.3	Scope	42
13.4	Waiver	42
13.5	Transfer or Landlord’s Interest	42

14. ESTOPPEL CERTIFICATE, ATTORNMENT AND SUBORDINATION		43
14.1	Estoppel Certificate	43
14.2	Attornment	43
14.3	Subordination & Non-Disturbance	43
14.4	Financial Statements	44

15. NOTICES		44
15.1	Notices	44

16. SUCCESSORS BOUND		45
16.1	Successors Bound	45

17. RIGHT TO RECAPTURE WAREHOUSE SPACE; OFFICE SPACE EXPANSION OPTION; TENANT CONVERSION OPTION		45
17.1	Right to recapture Warehouse Space; Office Space Expansion Option	45
17.2	Use Approvals; Procedure for Recapture; Exercise Option	46
17.3	Tenant Conversion Option	47
17.4	Green Area	48

18. MISCELLANEOUS		48
18.1	Waiver	48
18.2	Easements	48
18.3	Interest	48
18.4	No Light, Air or View Easement	48
18.5	Partnership and Corporate Authority	49
18.6	Accord and Satisfaction	49
18.7	Limitation of Landlord’s Liability	49
18.8	Time is of the Essence	49
18.9	Attorneys Fees	49
18.10	Captions and Article Numbers	49
18.11	Landlord’s Representations	49
18.12	Severability	50
18.13	Applicable Law	50
18.14	Submission of Lease	50
18.15	Holding Over	50
18.16	Surrender	50

18.17	Rules and Regulations	50
18.18	No Nuisance	51
18.19	Broker	51
18.20	Landlord’s Right to Perform	51
18.21	Mortgage Protection	51
18.22	Abatement of Rent	51
18.23	Location of Outdoor Equipment Including Solar Panels	52
18.24	Modification for Lender	53
18.25	Recording	53
18.26	Entire Agreement	53
18.27	Roof Penetration	53
18.28	Zoning Changes	53
18.29	Counterparts	53
18.30	Landlord Lien Waiver	54
18.31	Force Majeure	54

19. ADDITIONAL PROVISIONS		54
19.1	Arbitration	54
19.2	Premises Security	56
19.3	When Payment Is Due	56
19.4	Corporate Resolution	56

OFFICE LEASE

THIS LEASE (“Lease”), is made as of this             day of November 2010, by and between Cedar/Fourth Street Partners, a California general partnership (“Landlord”) and Annie’s, Inc., a Delaware corporation (“Tenant”) for space in a portion of that building commonly known as 1609 Fourth Street/1610 Fifth Street (the “Building”) located in the City of Berkeley, County of Alameda, State of California. In consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Lease shall be upon the terms and conditions contained hereinafter.

1. PREMISES

1.1 Premises. Landlord leases to Tenant subject to the provisions of this Lease, Thirty Three Thousand Five Hundred and Eleven (33,511) rentable square feet (“RSF”) comprising the Office Space and the Warehouse Space, each as described in Section 1.5 below, whose address is 1610 Fifth Street, in the Building, the usable area of which is shown on the Building Floor Plan, attached hereto as Exhibit A and made a part hereof (the Office Space and the Warehouse Space are collectively referred to as the “Premises”). In addition, the Premises shall include shared use of the Bathroom Common Area (as hereinafter defined) shown on the Preliminary Plans, and of the Green Area shown on the Preliminary Plans on the east side of the Building. Landlord, at Landlord’s expense, shall build out the Tenant Improvements (as defined in the Work Letter Agreement attached hereto as Exhibit C and made a part hereof) (the “Work Letter”)in the Premises according to the Preliminary Plans attached hereto as Exhibit B and made a part hereof, and pursuant to the Work Letter. Tenant acknowledges that the only warranties and representations Landlord has made in connection with the physical condition of the Premises or Tenant’s use of the same upon which Tenant has relied directly or indirectly for any purpose are those expressly provided in this Lease and the Exhibits referenced in Section 1.2.

1.2 Exhibits. The following Exhibits are attached to this Lease and by reference thereto are incorporated herein:

Exhibit “A” - Building Floor Plan & Premises

Exhibit “B” - Preliminary Plans

Exhibit “C” - Work Letter Agreement

Exhibit “D” – Green Area Plan

Exhibit “E” - Rules and Regulations

1.3 Rentable Area. As used in this Lease, the usable area of space (“Usable Area”) shall be determined by measuring to the exterior surface of exterior walls, and to the middle of demising walls between the Premises and other tenants. The rentable area of space (“Rentable Area”) shall be determined by adding to the Usable Area fifty percent (50%) of the area of the shared bathroom/showers which is for the common use of Tenant and a future tenant(s) to be located on the

Fourth Street side of the Building west of Tenant (the “Bathroom Common Area”). No deductions shall be made for columns or electrical panels or sprinkler risers. The Rentable Area shall be approximately 33,511 RSF upon completion of the Final Plans, as described in the Work Letter, subject to adjustment as set forth below. Notwithstanding the foregoing, if the City of Berkeley does not approve the shared bathroom/shower arrangement, then Tenant will have exclusive use of the shared bathroom/shower area and the RSF will increase by two hundred forty five (245) RSF at the same Monthly Rent per RSF as the remainder of the Premises.

1.4 Verification of Rentable Area. After completion of construction of the Premises and once the Premises are Ready for Occupancy (as defined in the Work Letter), Landlord’s architect shall certify by letter to Tenant the actual RSF of the Office Space and the Warehouse Space. Tenant shall have ten (10) days from receipt of the architect’s certification letter to review the square footage calculations and to remeasure the Premises, Bathroom Common Area and the Building. If Tenant disagrees with Landlord’s architect’s determination of the final Rentable Area, Tenant shall so notify Landlord in writing, and Landlord’s and Tenant’s architects shall meet and attempt in good faith to resolve the difference. In the event that subsequent remeasurement of the Premises or the Building by Tenant, within the time period specified above, indicates that the RSF measurement prepared by Landlord’s architect produces a RSF number in excess of or lower than the RSF which would have resulted had the method described above been properly utilized, any payments due to Landlord from Tenant based upon the RSF shall be proportionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual RSF as properly remeasured. If Landlord disagrees with Tenant’s remeasurement and if a dispute occurs regarding the final accuracy of such measurements and Landlord’s and Tenant’s architects are unable to reach agreement within ten (10) business days following Tenant’s notice to Landlord, such dispute will be resolved pursuant to binding arbitration pursuant to Section 19.1. A statement of the Rentable Area shall be included in the Lease Commencement Memorandum executed by the parties as provided in Section 3.2.

1.5	Office Space and Warehouse Space.

1.5.1 Office Space. The Office Space shall include approximately Twenty Five Thousand One Hundred and Twenty Seven (25,127) square feet as shown on the Building Floor Plan (the “Office Space”). The Office Space shall be built out by Landlord as set forth in the Work Letter for occupancy and use as office space and accessory areas including, but not limited to, a gym, break rooms and a test kitchen.

1.5.2 Warehouse Space. The Warehouse Space shall include approximately Eight Thousand Three Hundred and Eighty Four (8,384) square feet as shown on the Building Floor Plan (the “Warehouse Space”). The Warehouse Space shall be delivered in “as is” condition for use as warehouse space, including, but not limited to, storage.

1.6 Sustainability Certification. Landlord acknowledges that Tenant is committed to implementing energy efficient and environmentally sustainable practices, and that Tenant may elect to pursue certification of the Premises in accordance with an environmental sustainability monitoring and certification program such as the Leadership in Energy and Environmental Design (“LEED”) Green Building Rating System program promulgated by the U. S. Green Building Council (“USGBC”), or similar programs (collectively, the “Tenant’s Sustainability Initiative”).

Landlord acknowledges that in order to pursue such Tenant’s Sustainability Initiative, Tenant may be required to provide information, including a copy of this Lease (redacted if necessary to remove confidential information) and historical and current data regarding energy use and systems operation within the Building and/or Premises to USGBC or to another certification body or agency, in order to demonstrate compliance with various program requirements. Landlord agrees that throughout the Term of this Lease (i) Tenant may furnish a copy of this Lease (redacted as necessary) as reasonably necessary to comply with certification requirements; (ii) Landlord shall cooperate in good faith to maintain and provide Tenant with historical and current data regarding energy use and systems operation within the Project, Building and/or Premises as Tenant shall reasonably require in order to meet Tenant’s Sustainability Initiative, including, without limitation, any applicable certification requirements; and (iii) Landlord shall otherwise cooperate in good faith with Tenant’s Sustainability Initiative.

2. IMPROVEMENTS

2.1 Plans.

(a) Preliminary Plans. Landlord and Tenant have approved the preliminary plans and outline specifications (“Preliminary Plans”) identified in Exhibit B, for the construction of the Office Space (“Tenant Improvements”).

(b) Final Plans. Landlord shall have final plans and specifications (“Final Plans”) prepared by Phil Banta of Banta and Associates, which Final Plans shall be in conformity with the Preliminary Plans. “Plans” shall hereinafter mean Preliminary Plans and then, when prepared and approved by Landlord and Tenant, Final Plans. Preparation and approval of the Preliminary Plans and Final Plans and any changes requested by Tenant thereto shall be made only in accordance with the Work Letter.

2.2 Construction. Landlord shall construct the Office Space in accordance with the Final Plans. Landlord covenants that at the time the Premises are Ready for Occupancy, the Premises shall be in full compliance with applicable law, development permits and building codes, including, without limitation, the Americans with Disabilities Act of 1990 (“ADA”), and Landlord further covenants to promptly remedy any deficiency noted by Landlord or Tenant which exists on the date the Premises are Ready for Occupancy at Landlord’s sole cost and not as part of Operating Expenses. Landlord shall determine Tenant’s share of the cost of constructing the Tenant Improvements, if any, based on the parties’ obligations as specified in the Work Letter. Landlord shall make the Premises Ready for Occupancy, as defined in the Work Letter, not later than February 1, 2011 (the “ Lease Term Commencement Date”); provided, however (but subject to the provisions of Section 3.4) that the Lease Term Commencement Date shall be extended for a period equal to the period of any delays encountered by Landlord affecting said work of construction because of fire, earthquake, inclement weather, acts of God, acts of the public enemy, riot, insurrection, City of Berkeley delays in issuing permits or approvals or performing inspections (provided in each case that such delay is not otherwise caused by Landlord), governmental regulation of the sales of materials or supplies or the transportation thereof, strikes or boycotts, shortages of material or labor, changes in the Plans pursuant to the Work Letter, or any causes beyond the reasonable control of Landlord. Notwithstanding the foregoing, the Rent Commencement Date and Tenant’s obligation to pay Monthly Rent shall be determined in accordance with the provisions of Section 3.1.

2.3 Condition of Premises. Landlord shall deliver the Premises to Tenant on the Lease Term Commencement Date clean and free of debris and prior tenant’s personal property and leasehold improvements (unless Tenant has elected to re-use prior tenant’s improvements in which event Landlord shall deliver the Premises together with such prior tenant’s improvements which Tenant has identified in writing for reuse) and with the installation of the Tenant Improvements substantially completed in accordance with the terms of the Work Letter. Landlord covenants to Tenant that the roof, plumbing, fire sprinkler system, lighting, heating, ventilation and air conditioning systems and electrical systems in the Premises shall be in good operating condition on the Lease Term Commencement Date and during the initial three (3) months of the Term. In the event of a non-compliance with such covenant, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth the nature and extent of such non-compliance, rectify same at Landlord’s cost and expense. Further, in connection with the construction of the Tenant Improvements pursuant to the Work Letter, Landlord shall obtain customary warranties and guaranties from the contractor(s) performing such work and/or the manufacturers of equipment installed therein, but shall be under no obligation to incur additional expense in order to obtain or extend such warranties. If Tenant is required to make repairs to any component of the Premises or any of its systems not covered by the Landlord’s covenant contained in this Section 2.3 but for which Landlord has obtained a contractor’s or manufacturer’s warranty, then Landlord shall, upon request by Tenant, use its good faith efforts to pursue its rights under any such warranties for the benefit of Tenant. Tenant’s acceptance of the Premises shall be subject to the provisions of this Lease regarding delivery of possession.

Tenant’s acceptance of the Premises shall be conditioned upon correction of punchlist items as set forth in the Work Letter and latent defects. Landlord agrees to repair any latent defects in the Premises of which it receives notice, so long as said notice is received within twelve (12) months of delivery of possession of the Premises to Tenant. Landlord covenants that for the Term (including any extensions thereof), the Premises and the Building shall be watertight and free from structural defects. Tenant shall notify Landlord in writing within thirty (30) days after occupancy of the acceptability of the Premises (other than as to latent defects or punchlist items) and if the condition of the Premises are found to be unacceptable, Landlord shall promptly perform the necessary work to render the Premises in acceptable condition, otherwise Tenant shall have the right to terminate the Lease.

2.4 Fundamental Commissioning. In order to optimize the performance of the Building systems serving the Premises, Tenant may, in Tenant’s sole discretion and at Tenant’s expense, elect to implement a commissioning plan including functional performance tests to verify that such systems are installed, calibrated and perform as intended. Landlord shall cooperate in good faith with Tenant and shall provide such information reasonably necessary to accomplish the plan, including information regarding equipment specifications, installation, maintenance and performance.

2.5 Energy Star® Appliances. Except as otherwise specified in the approved plans for the Tenant Improvements, all eligible equipment and appliances installed by Landlord or Tenant in the Premises or that serve the Premises exclusively shall be energy efficient as qualified by the U.S. Environmental Protection Agency (“EPA”) Energy Star® program as long as there is no additional cost to Landlord.

3.	TERM

3.1 Initial Term; Lease Term Commencement Date. The Term of the Lease shall be five (5) years (the “Initial Term”). The Lease Term Commencement Date shall be determined as follows:

(a) Tenant shall have the right to occupy the Premises for seven (7) months Rent-free (the “Free Rent Period”); provided, however, that all other terms and conditions of the Lease shall apply.

(b) Subject to Section 2.2, the Term of the Lease shall commence on the earliest of the following (which may be earlier than February 1, 2011):

(i) The day following the date Landlord delivers to Tenant a factually correct written notice stating that the Premises are Ready for Occupancy (as defined in the Work Letter);

(ii) The day following the date Landlord delivers to Tenant a factually correct written notice stating the date the Premises would have been Ready for Occupancy had there been no Tenant Delay (as defined in the Work Letter );

(iii) The date upon which Tenant actually commences to do business in the Premises with Landlord’s written consent.

3.2 Lease Commencement Memorandum. Upon determination of the Lease Term Commencement Date, Landlord and Tenant shall execute a Lease Commencement Memorandum which confirms (a) the Lease Term Commencement Date, (b) the Rentable Area measured in accordance with the method set forth in Section 1.3, (c) the effective rental rate for the Premises, and (d) Tenant’s share of Operating Expenses (as hereinafter defined).

3.3 Early Entry. Tenant shall be permitted to occupy the Premises prior to the Lease Term Commencement Date pursuant to Paragraph 16 of the Work Letter (the “Access Period”); provided, however, that such early entry shall be at Tenant’s sole risk and subject to all the terms and provisions hereof, except for (i) the payment of Monthly Rent which shall commence as set forth in Section 4.1, and(ii) the payment of Tenant’s Share which shall be determined pursuant to the provisions of Section 6.1. Landlord shall use good faith efforts to provide Tenant with an advance notice of the date upon which the Access Period shall commence so that Tenant can schedule accordingly, which advance notice shall be provided by Landlord to Tenant as soon as reasonably possible.

3.4 Delivery of Possession. In the event that Landlord fails to make the Premises Ready for Occupancy on or before February 1, 2011 (subject to the provisions of Section 2.2), then the Lease Term shall commence upon Landlord’s delivery of the Premises to Tenant Ready for Occupancy; provided, however, that if the Premises are not Ready for Occupancy by June 1, 2011, Tenant may, at Tenant’s option upon written notice to Landlord within ten (10) days thereafter, elect to cancel this Lease (“Cancellation Right”). If notice of cancellation is not received by Landlord within such ten (10) day period, Tenant’s right to cancel this Lease shall terminate and be of no further force and effect. Landlord acknowledges that in the event that Landlord will not be able to deliver the Premises Ready for Occupancy by the Lease Term Commencement Date, Tenant will have to seek an extension of the term of its current lease, and Landlord agrees that in the event that Landlord anticipates that Landlord will not be able to deliver the Premises to Tenant on or before the Lease Term Commencement Date, Landlord shall provide Tenant with no less than thirty (30) days advance written notice of same so that Tenant may seek such an extension for its existing lease.

3.5 Option to Extend. Provided that Landlord has not given notice of a material default which remains uncured on the part of Tenant, either at the time of exercise of the Option to Extend (as hereinafter defined) or at the time the extended Term commences, Tenant shall have the option to extend (“Option to Extend”) the Initial Term of this Lease for one (1) additional period of three (3) years (“First Option Period”) followed by one (1) additional period of two (2) years (“Second Option Period”), and except as may be expressly provided otherwise herein, on the same terms, covenants and conditions provided herein, except that upon the exercise of such Option to Extend the Monthly Rent due shall be equal to ninety five percent (95%) of the Fair Market Rental Rate (as hereinafter defined); provided, however, the Monthly Rent payable during the First Option Period and Second Option Period shall not be less than the Monthly Rent payable during the immediately preceding month of the Initial Term or First Option Period, as applicable. In addition, there shall be no broker’s commission payable by Landlord other than as agreed to by Landlord in writing; i.e. no commission shall be payable as a result of Tenant’s election to exercise its Option to Extend. Tenant shall exercise its Option to Extend for the First Option Period and Second Option Period by giving Landlord written notice (“Option Notice”) of its election to extend the Lease at least nine (9) months prior to the expiration of the Initial Term, or the First Option Period, as applicable, and the failure by Tenant to give Landlord such Option Notice shall render the applicable Option to Extend null and void.

4. RENT

4.1 Monthly Rent. Subject to the adjustments, if any, set forth in the Work Letter, during the Term Tenant shall pay to Landlord in advance on the first day of the month the Monthly Rent set forth herein.

Office Space:

Month of Term	Monthly Rent
1 - 7	No Rent
8 - 12	$36,434.15	($1.45 per RSF)
13 - 24	$37,439.23	($1.49 per RSF)
25 - 36	$38,444.31	($1.53 per RSF)
37 - 48	$39,700.66	($1.58 per RSF)
49 - 60	$40,957.01	($1.63 per RSF)

Warehouse Space:

Month of Term	Monthly Rent
1 - 7	No Rent
8 - 12	$5868.80	($0.70 per RSF)
13 - 24	$6036.48	($0.72 per RSF)
25 - 36	$6204.16	($0.74 per RSF)
37 - 48	$6455.68	($0.77 per RSF)
49 - 60	$6623.36	($0.79 per RSF)

4.2 Security Deposit. On execution of this Lease, Tenant shall deposit with Landlord the sum of Fifty Thousand Dollars ($50,000.00) which Landlord shall hold as a security deposit for the performance by Tenant of the provisions of this Lease (the “Security Deposit”). If after written notice and failure to cure within five (5) business days (with respect to the payment of Rent) or thirty (30) days with respect to all other defaults, Landlord may use the Security Deposit, or any portion of it, as reasonably necessary to remedy any such defaults. Tenant shall promptly following demand pay to Landlord a sum equal to the portion of the Security Deposit expended or applied by Landlord as provided in this Section 4.2 so as to maintain the Security Deposit in the sum initially deposited with Landlord. If Tenant is not in default at the expiration or earlier termination of this Lease, Landlord shall return the Security Deposit to Tenant. Landlord’s obligations with respect to the Security Deposit are those of a debtor and not a trustee. Landlord shall not be required to hold the Security Deposit in a segregated fund. Landlord shall not be required to pay Tenant interest on the Security Deposit. The Security Deposit shall not be used as last month’s Rent without Landlord’s written permission. If Landlord disposes of its interest in the Premises, Landlord shall deliver or credit the Security Deposit to Landlord’s successor in interest in the Premises and thereupon shall be relieved of further responsibility with respect to the Security Deposit as long as the transferee agrees in writing to hold the Security Deposit in accordance with the terms of this Section 4.2. Notwithstanding the foregoing, if Landlord fails to deliver or credit the Security Deposit to the transferee, or the transferee does not credit Tenant for the amount of the Security Deposit, Tenant may deduct from Rent payable by Tenant under this Lease the amount of the Security Deposit.

4.3 Late Charge. If Tenant is in default in the payment of Rent or any other amount due hereunder, upon written notice pursuant to this Lease, and if not cured within three (3) business days of receipt of such notice, Landlord may impose a late charge of the lesser of (i) One Thousand Dollars ($1,000), or (ii) three percent (3%) of the amount overdue. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of the late payment by Tenant. The amount of the late charge shall be added to the delinquent Rent. Any dishonored check shall be treated as unpaid Rent and shall be subject to late charges. A late charge shall only be assessed after written notice has been received by Tenant detailing the overdue Rent, and the overdue Rent has not been paid within three (3) business days of Tenant’s receipt of such notice, which notice may be sent by facsimile transmission with Tenant’s receipt thereof to be confirmed by a transmission report showing that the transmission was received at Tenant’s facsimile number.

Initials:	/s/ TG /s/ EBT	/s/ JF
	Landlord	Tenant

4.4 Lease Year. The term “Lease Year” as used in the Lease means as follows:

(a) The first Lease Year shall be the first twelve (12) months of the Lease Term.

(b) Each succeeding Lease Year shall be a full year commencing on the anniversary date of the first Lease Year.

4.5 Allocated Cost. All other amounts of money to be paid by Tenant to Landlord under this Lease shall be deemed allocated cost (“Allocated Cost”)(Monthly Rent and Allocated Cost are collectively referred to herein as “Rent”).

4.6 Adjustments. The Monthly Rent set forth herein has been agreed upon by the parties and is based upon the square footage for the Premises as estimated by Landlord as of the Lease Date. If, at any time prior to the Lease Term Commencement Date, the approximate square footage of the Premises is adjusted pursuant to the provisions of Section 1.4, the Monthly Rent shall be adjusted accordingly upward or downward.

4.7 Option Period. Monthly Rent for each Option Period shall be set at 95% of the then Fair Market Rental Rate for a similar lease for office space and/or warehouse space, as applicable. No later than fifteen (15) days following Tenant’s exercise of its Option to Extend, Landlord shall give Tenant written notice of the Fair Market Rental Rate (as hereinafter defined) proposed by Landlord. If Tenant does not agree with the Fair Market Rental Rate proposed by Landlord, Tenant shall so inform Landlord in writing within seven (7) days of receipt of Landlord’s notice (“Tenant’s Review Period”). If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Review Period (“Outside Agreement Date”), then the parties shall agree upon and jointly select, within ten (10) days thereafter, a single arbitrator acceptable to both parties (the “Arbitrator”). Neither Landlord nor Tenant shall consult with the Arbitrator as to his or her opinion as to the Fair Market Rental Rate prior to his or her appointment. The determination of the Arbitrator shall be limited to a determination of the Fair Market Rental Rate taking into account the requirements of this Section 4.7; provided, however, that the Fair Market Rental Rate determined by the Arbitrator shall be either the same as Landlord’s or Tenant’s final proposal, or between such final proposals (subject to the minimum Monthly Rent provisions set forth in Section 3.5). The Arbitrator may hold such meetings and require such input as the Arbitrator, in his or her sole discretion, determines is necessary. In addition, Landlord or Tenant may submit to the Arbitrator (with a copy to the other party) within five (5) business days after the appointment of the Arbitrator any market data and additional information that such party deems relevant to the determination of Fair Market Rental Rate (“FMRR Data”) and the other party may submit a reply in writing within ten (10) business days after receipt of such FMRR Data.

The Arbitrator shall, within thirty (30) days of his or her appointment, reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Fair Market Rental Rate, or a Fair Market Rate between such proposals, and shall notify Landlord and Tenant in writing of such determination.

The decision of the Arbitrator shall be binding upon Landlord and Tenant, except as provided below.

If Landlord and Tenant fail to agree upon and appoint an arbitrator, then the appointment of the Arbitrator shall be made by the American Arbitration Association or a comparable organization agreed upon by the parties.

The cost of arbitration shall be paid by Landlord and Tenant equally. Notwithstanding the above, in no event shall the Monthly Rent payable during the First Option Period and Second Option Period be less than the Monthly Rent payable during the immediately preceding month of the Initial Term or First Option Period, as applicable. After receipt of the final determination of the Fair Market Rental Rate from the Arbitrator as set forth above, Tenant shall have seven (7) days to reaffirm or rescind its exercise of its Option to Extend. If Tenant’s written notice confirming the election by Tenant to rescind the exercise of its Option to Extend (“Tenant’s Rescission Notice”) is not delivered to Landlord within the seven (7) day period, the exercise of the Option to Extend shall be deemed affirmed. If Tenant shall elect to rescind the exercise of its Option to Extend as set forth above, then the Term of this Lease shall expire as set forth in this Lease; provided, however, that in the event Tenant shall elect to rescind as set forth herein, Landlord shall have the right for five (5) days following Landlord’s receipt of Tenant’s Rescission Notice, to elect to accept Tenant’s initial proposed Fair Market Rental Rate, and, if Landlord so elects, the exercise of the Option to Extend shall be deemed affirmed and the Monthly Rent for the Option Period shall be Tenant’s initial proposed Fair Market Rental Rate.

For purposes of the Lease, the term “Fair Market Rental Rate” shall mean the annual amount per rentable square foot that a comparable landlord of comparable office space in the Emeryville/West Berkeley area would accept (“Comparable Transactions”). In any determination of Comparable Transactions, appropriate consideration shall be given to the annual rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, the type of escalation clause (e.g., whether increases in additional rent are determined on a net or gross basis, and if gross, whether such increases are determined according to a base year or a base dollar amount expense stop), length of the lease term, size and location of premises being leased, tenant improvement allowances, deferred or free rent periods and any other then customary tenant inducement provided with respect to comparable space and other generally applicable conditions of tenancy for such Comparable Transactions. Notwithstanding the preceding sentence, the Arbitrator shall not factor into his determination of Comparable Transactions and his ultimate determination of the Fair Market Rental Rate more than Five Dollars ($5.00) per square foot in customary tenant inducements, including, but not limited to, tenant improvement allowances, deferred or free rent periods, or any other customary tenant inducement. For example, if the Arbitrator determines that customary tenant inducements in Comparable Transactions equal Eight Dollars ($8.00) per square foot, he or she shall only take into consideration Five Dollars ($5.00) when determining the Fair Market Rental Rate. The Arbitrator shall take into account that the Premises were built out as of the Lease Term Commencement Date, and shall assume that additional modifications do not have to be made, except as required by applicable law or as otherwise required by the Lease. Further, the Arbitrator shall not take into account any alterations, additions or improvements to the Premises paid for by Tenant.

If the final determination of the Fair Market Rental Rate has not been made prior to the date on which Tenant’s obligation to pay rent for the Option Period commences, then, from such date until the date the final determination is made (“Interest Period”), Tenant shall pay estimated Monthly Rent for the Premises at the rate applicable to the Premises during the month immediately preceding the applicable Option Period. Once the final determination of the Fair Market Rental Rate has been made, if the Monthly Rent payable by Tenant for the Premises pursuant to the Fair Market Rental Rate exceeds the Monthly Rent paid by Tenant during the Interest Period, Tenant shall pay the excess to Landlord concurrently with its next installment of Monthly Rent, and if the Monthly Rent paid by Tenant during the Interest Period exceeds the rent payable by Tenant for the Premises pursuant to the Fair Market Rental Rate, Landlord shall credit the excess against the Monthly Rent or other charges next coming due under the Lease.

5. INSURANCE AND INDEMNITY

5.1 Tenant’s Liability Insurance. Tenant shall procure at its sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term either Comprehensive General Liability insurance or Commercial General Liability insurance applying to the use and occupancy of the Premises or the Building, or any part of either, or any areas adjacent thereto, and the business operated by Tenant, or any other occupant, on the Premises. Such insurance shall include Broad Form Contractual liability insurance coverage insuring all of Tenant’s indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000) and a general aggregate limit of Five Million Dollars ($5,000,000). All such policies shall be written to apply to all bodily injury, property damage, personal injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord as an additional insured, to provide that such coverage shall be primary and that any insurance maintained by Landlord shall be excess insurance only. Such coverage shall also contain endorsements: (a) deleting any employee exclusion on personal injury coverage; and (b) providing for coverage of employer’s vehicle non-ownership liability. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named insureds shall not reduce or avoid coverage to the other named insureds. Tenant shall also maintain Worker’s Compensation insurance in accordance with

California law, and employers liability insurance with a limit no less than $1,000,000 per employee and $1,000,000 per occurrence. Such coverage shall be endorsed to waive the insurer’s rights of subrogation against Landlord. All coverages described in this Section shall be endorsed to provide Landlord with thirty (30) days’ notice of cancellation or change in terms. If at any time during the Term the amount or coverage of insurance which Landlord or Tenant is required to carry under this Section is, in Landlord’s or Tenant’s reasonable judgment, materially less than the amount or type of insurance coverage typically carried by comparable landlords or tenants (as applicable) of comparable buildings located in Alameda County, California, which are similar to and operated for similar purposes as the Premises, Landlord and Tenant shall each have the right upon the advice of their respective broker or consultant, to require the other party, not more than once every two (2) years, to increase the amount or change the types of insurance coverage required under this Lease; provided, however, that neither party shall be required to procure or maintain other or further coverages that are (y) beyond those typically maintained by similarly situated parties leasing reasonably similar amounts and types of space for use in comparable buildings in the same market; or (z) not available at commercially reasonable rates.

5.2 Form of Policies. All insurance policies required to be carried under this Lease shall (a) be written by companies rated A-VII or better in “Best’s Insurance Guide” and authorized to do business in California, and (b) name any parties with an insurable interest designated by Landlord as additional insureds. Tenant shall deliver to Landlord on or before the Lease Term Commencement Date, and thereafter within ten (10) days of policy expiration, certified copies of its insurance policies, or a certificate evidencing the same issued by the insurer thereunder, and, in the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at its option (upon Tenant’s failure to procure such insurance or to deliver such policies or certificates within fifteen (15) days following receipt of notice thereof from Landlord) and in addition to Landlord’s other remedies in the Event of Default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Allocated Cost. Any insurance provided for in Sections 5.1 and 5.3 may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that:

(a) Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as its interest may appear;

(b) the coverage afforded Landlord and any such other parties in interest will not be reduced or diminished by reason of the use of such blanket policy of insurance;

(c) any such policy or policies shall specify therein (or Tenant shall furnish Landlord with a written statement from the insurers under such policy specifying) the amount of the total insurance allocated to the Tenant’s improvements and property; and

(d) the requirements set forth in this Article 5 are otherwise satisfied.

5.3 Insurance of Personalty. Tenant shall at all times during the Term, at its cost and expense, maintain in effect policies of insurance covering its trade fixtures, personal property and equipment located on the Premises, in an amount not less than eighty percent (80%) of their actual cash value, providing protection against any peril included within the classification “Fire and Extended Coverage”, together with insurance against sprinkler damage, vandalism and malicious mischief. The proceeds of such insurance, so long as this Lease remains in effect, shall be used to repair or replace the fixtures and equipment so insured.

5.4 Landlord to Insure Building. During the Term, Landlord shall carry the types of insurance, and with such policy limits, as protecting the Building and Landlord as are normally and customarily carried by comparable landlords of comparable buildings including the following: (a) Landlord shall maintain “All Risk” property insurance (including inflation endorsement, sprinkler leakage endorsement, and, at Landlord’s lender’s option, earthquake and flood coverage on the Building covering one hundred percent (100%) of the full replacement cost valuation of the Building with a reasonable deductible included (provided, however, that the amount of property insurance that Landlord shall carry with regard to the shell of the Building shall be in accordance with at least the requirements of Landlord’s lender), the Tenant Improvements (to the extent of Landlord’s contribution to Tenant Improvements in connection therewith) and Landlord’s personal property, excluding coverage of all Tenant’s trade fixtures, personal property and equipment located on or in the Premises, (b) policy of commercial general liability and property damage insurance, (c) loss of rent insurance and (d) workers’ compensation insurance if Landlord has employees. Landlord shall provide Tenant with certificates of insurance within ten (10) days of the Lease Term Commencement Date. Such insurance shall also include insurance against loss of rents on an “All Risk” basis in an amount equal to the Monthly Rent and Allocated Cost payable under the Lease, for a period of at least six (6) months commencing on the date of loss. Such insurance shall name Landlord and its agents as additional insureds and include a lender’s loss payable endorsement (Form 438 BFU) in favor of Landlord’s lender, if any. If the insurance premium increases due to Tenant’s use (other than uses permitted by this Lease) of the Premises, Tenant shall pay the full amount of the increase. Notwithstanding the foregoing, the coverage and amounts of insurance carried by Landlord in connection with the Building shall at a minimum be comparable to the coverage and amounts of insurance carried by reasonably prudent landlords of comparable buildings and worker’s compensation coverage as required by applicable law.

5.5 Waiver of Liability. Landlord and Tenant each hereby waives the right of subrogation against the other and any and all rights of recovery against the other or against any other tenant or occupant of the Building or against the officers, partners in, employees, agents, representatives, customers and business visitors of, such other party or of such other tenant or occupant of the Building for loss of or damage to such waiving party or its property or the property of others under its control, arising from any cause insured against under any standard form of fire insurance policy with all permissible extension endorsements covering additional perils or under any other policy of insurance carried by such waiving party , as long as the insurance is not invalidated by the waiver.

5.6 Indemnity. Except as hereinafter set forth, Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all claims, loss, proceedings, damages, causes of action, liability, costs or expense (including reasonable attorneys’ fees) arising from or in connection with, or caused by (a) any willful act, omission or negligence of Tenant or any subtenant of Tenant, or their respective contractors, licensees, invitees, agents, servants or employees, wheresoever the same may occur, or (b) any use of the Premises, or any accident, injury, death or damage to any person or property occurring in, on or about the Premises, or any part thereof, and any service delivery facilities or any other portions of the Building used by Tenant, this indemnity shall not apply to and specifically excluding such claims, loss, proceedings, damages, causes of action, liability, costs or expense (including attorneys’ fees) arising from or in connection with, or caused by, the negligence or willful misconduct of Landlord or its agents, contractors or employees.

Notwithstanding the foregoing to the contrary, Tenant shall not be required to indemnify and hold Landlord harmless from any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys’ fees or costs (collectively “Claims”), to any person, property or entity resulting from the negligent acts or omissions or willful misconduct of Landlord or its agents, contractors, servants, employees or licensees, in connection with Landlord’s activities in the Building (except for damage to the Tenant Improvements and Tenant’s personal property, fixtures, furniture and equipment in the Premises, to the extent Tenant is required to obtain the requisite insurance coverage pursuant to the Lease) or the site, and Landlord hereby so indemnifies and holds Tenant harmless from any such Claims, including but not limited to Claims arising from any noncompliance of the Building and/or the site with any laws relating to disabled access, or Claims arising from the presence in the Premises, the Building and/or the site of hazardous substances, except to the extent such hazardous substances were placed in or on the Premises, the Building and/or the site by Tenant or Tenant’s agents, contractors, servants, employees or licensees or other tenants of the Building (the “Exception”) (Landlord’s and Tenant’s indemnity hereunder will survive the expiration of the Term of, or any termination of the Lease) as long as all tenants of the Building shall be treated equally with regard to the Exception. Provided, further, to the extent any damage or repair obligation is covered by insurance obtained by Landlord as part of Operating Expenses, but is not covered by insurance required to be maintained and carried by Tenant pursuant to the provisions of this Article 5 or actually carried by Tenant, then Tenant shall be relieved of its indemnity obligation up to the amount of the insurance proceeds which Landlord is entitled to receive. Tenant’s agreement to indemnify and hold Landlord harmless pursuant to this Section 5.6 and the exclusion from Tenant’s indemnity and Landlord’s agreement to indemnify and hold Tenant harmless pursuant to this provision are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant, respectively, pursuant to the Lease to the extent that such policies cover the results of such acts, omissions or willful misconduct. If Landlord or Tenant has been or at any time hereafter is granted the right to self insure or if either party breaches this Lease by its failure to carry required insurance, such failure shall automatically be deemed to be a covenant and agreement by Landlord or Tenant, respectively, to self-insure to the full extent of such required coverage, with full waiver of subrogation.

Notwithstanding the foregoing to the contrary, because Landlord is required to maintain insurance on the Building and because of the existence of waivers of subrogation set forth in Lease Section 5.5, Landlord hereby indemnifies and holds Tenant harmless from any loss, cost, liability, damage or expense (including, but not limited to penalties, fines and actual attorneys’ fees and costs) to any property outside of the Premises to the extent such loss, costs, liability, damage or expenses are covered by such insurance, even if resulting from the negligent acts, omissions, or willful misconduct of Tenant or those of its agents, contractors, servants, employees or licensees. Similarly, since Tenant must carry insurance pursuant to Lease Section 5.1 to cover its personal property within the Premises, Tenant hereby indemnifies and holds Landlord harmless from any loss, cost, liability, damage or expense (including, but not limited to penalties, fines and actual attorneys’ fees and costs) to any property within the Premises, to the extent such loss, costs, liability, damage or expenses are covered by such insurance, even if resulting from the negligent acts, omissions or willful misconduct of Landlord or those of its agents, contractors, servants, employees or licensees. In the event the Premises and/or the Building are damaged or destroyed and such damage or destruction is covered by insurance obtained by Landlord and not covered by insurance obtained by Tenant, Landlord shall, subject to any limitations imposed by Landlord’s lender, use the proceeds of its insurance actually received by Landlord as compensation specifically paid for these purposes to repair the damage or destruction to the Premises and/or the Building, subject to any rights either Landlord or Tenant may have to terminate the Lease in the event such damage or destruction occurs.

5.7 Landlord’s Disclaimer. Landlord shall not be liable for injury or damage which may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees or customers or any other person in or about the Premises or the Building caused by or resulting from fire, steam, electricity, gas, water or rain, which may leak or flow from or into any part of the Premises, or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures of the same, whether such damage or injury results from conditions arising upon the Premises or upon other portions of the Building, or from other sources, unless any such injury or damage is caused by the active negligence or willful acts of Landlord or Landlord’s agents, contractors, or employees. Landlord shall not be liable for any damages arising from any act or neglect of any other tenant of the Building.

6.	OPERATING EXPENSES

6.1 Operating Expenses. Tenant understands and agrees that this is a gross Lease. Tenant’s share (“Tenant’s Share”) is hereby mutually agreed to be Fifty Six percent (56%), which percent shall represent the ratio of the RSF of the Premises to the RSF of the Building and shall be confirmed by Landlord’s architect pursuant to Section 1.4 after the Premises are Ready for Occupancy. Tenant shall pay to Landlord, as Allocated Cost, Tenant’s Share of any increase in Operating Expenses (as hereinafter defined) over Base Year (as hereinafter defined) Operating Expenses. The “Base Year” shall be the first Lease year and Landlord shall provide Tenant with a statement of actual Base Year Operating Expenses within three (3) months of the Base Year end. The percentage amount of Tenant’s Share shall be confirmed in the Lease Term Commencement Memorandum.

(a) Definition. Subject to the exclusions and the amortization requirements set forth in Subsection 6.1(b) below, “Operating Expenses” shall include all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay because of, or in connection with, the ownership and operation of the Building and lot on which it stands (the “Lot”) and supporting facilities, including, without limitation: (i) all Impositions (as hereinafter defined); (ii) premiums for insurance maintained by Landlord pursuant to Article 5; (iii) wages, salaries and related expenses and benefits of all employees/personnel of level of building manager or below engaged in operation, maintenance and security; provided, however, that if any such employee of Landlord provides services for more than one building of Landlord, then a prorated portion of their wages, benefits and taxes shall be included in Operating Expenses based on the pro-rata portion of their working time devoted to the Building; (iv) all supplies, materials and equipment rental used in operation; (v) all maintenance and repair, janitorial, trash removal, security and service costs to the extent provided by Landlord; (vi) ; (vii) repairs, replacements and general maintenance, including sidewalks, entranceways, landscaping and landscape areas, service areas, mechanical rooms and parking areas, Building exterior, driveways (excluding those repairs, replacements and maintenance (ww) made to rectify or correct any defect in the design, materials or workmanship of the Building , (xx) made to comply with any laws, codes, ordinances in effect as of the Lease Date, (yy) paid for by proceeds of insurance or other parties, or (zz) alterations attributable solely to tenants of the Building other than Tenant); (viii) capital improvements (subject to the provisions of Subsection 6.1(b)(ii)); and (ix) all charges for heat, water, gas, electricity and other utilities used or consumed in the Building and not directly charged to tenant.

(b) Exclusions from Operating Expenses. Notwithstanding the foregoing, Operating Expenses shall not include the following:

(i) Any ground lease rental;

(ii) Costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied (“Capital Items”), except for (1) the cost of those Capital Items, acquired to reduce Operating Expenses but only to the extent of the actual monetary savings, in which case each Capital Item shall be amortized over the useful life of such Capital Items on a straight line basis, without interest, and with a reasonable salvage value;

(iii) Rentals for items (except when needed in connection with normal repairs and maintenance of permanent systems) which if purchased, rather than rented, would constitute a capital improvement which is specifically excluded in Subsection (ii) above (excluding, however, equipment not affixed to the Building which is used in providing janitorial or similar services);

(iv) Costs incurred by Landlord for the repair of casualty damage to the Building;

(v) Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant or other occupants’ improvements in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(vi) Costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of operation of the Building, including partnership accounting and legal matters, costs of defending any lawsuits , costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building, costs of any disputes between Landlord and its employees (if any) not engaged in Building operation, disputes of Landlord with Building management, or outside fees paid in connection with disputes with other tenants; and

(vii) Marketing costs including, without limitation, leasing commissions, attorneys’ fees in connection with the negotiation and preparation of deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building;

(viii) Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building;

(ix) Costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building;

(x) Overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Building to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(xi) Interest, principal, points and fees on debts or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the site (except as permitted elsewhere in this Lease;

(xii) Landlord’s general partnership overhead and general and administrative expenses;

(xiii) Costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Building and/or the Lot;

(xiv) Costs for sculpture, paintings or other objects of art;

(xv) Advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or other tenants’ signs;

(xvi) Electric power costs for which any tenant directly contracts with the local public service company;

(xvii) Costs arising from Landlord’s charitable or political contributions;

(xviii) Costs incurred in connection with upgrading or otherwise making alterations, additions or improvements to the Building exterior or the Building foundation or structural elements to comply with disability, life, fire and safety or other codes, ordinances, statutes, or other laws in effect on or before the Lease Term Commencement Date including, without limitation, the ADA, including penalties or damages incurred due to such non-compliance;

(xix) Tax penalties incurred as a result of Landlord’s failure, negligence, inability or unwillingness to make payments and/or to file any tax or information returns when due;

(xx) Costs for which Landlord is compensated by a management fee;

(xxi) Costs arising from the negligence or fault of other tenants or Landlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents including, without limitation, the selection of building materials;

(xxii) Notwithstanding any contrary provision of the Lease, including, without limitation, any provision relating to capital expenditures, any and all costs arising from the presence of hazardous materials or substances (as defined by Applicable Laws in effect on the date of this Lease) in or about the Building or site including, without limitation, hazardous substances in the ground water or soil, not placed in the Premises, Building or Lot by Tenant, it’s agents, employees, invitees, or customers;

(xxiii) Costs arising from earthquake insurance unless required by Landlord’s lender;

(xxiv) Any other expenses which, in accordance with generally accepted accounting principles, consistently applied, would not normally be treated as Operating Expenses by landlords of comparable buildings.

(1) Landlord agrees that since one of the purposes of passing through Operating Expenses is to allow Landlord to require Tenant to pay for the pro-rata cost attributable to its Premises, Landlord agrees that (i) Landlord will not collect or be entitled to collect Operating Expenses from all of its tenants in an amount which is in excess of one hundred percent (100%) of the Operating Expenses actually paid by Landlord in connection with the operation of the Building, and (ii) Landlord shall make no profit from Landlord’s collections of Operating Expenses except in the form of late charges or interest on amounts not paid when due.

All assessments and premiums which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and not included as Operating Expenses except in the year in which the assessment or premium installment is actually paid; provided, however, that if the prevailing practice in other comparable buildings in the vicinity of the Building is to pay such assessments or premiums on an earlier basis, and Landlord pays on such basis, such assessments or premiums shall be included in Operating Expenses as paid by Landlord; in no event, however, shall Landlord include any accrued interest (resulting from such assessments or premiums) in its computation of Operating Expenses.

(2) Each time Landlord provides Tenant with an actual and/or estimated statement of Operating Expenses, such statement shall be itemized on a line item by line item basis, and shall be accompanied by a copy of all tax bills as well as a statement of the amount of Operating Expenses for the applicable year and the year prior to the applicable year.

(c) Proration. Any Operating Expenses attributable to a period which falls only partially within the Term shall be prorated between Landlord and Tenant so that Tenant shall pay only that proportion thereof which the part of such period within the Term bears to the entire period;

(d) Survival. Any such sum payable by Tenant which would not otherwise be due until after the date of the termination of this Lease, shall, if the exact amount is uncertain at the time that this Lease terminates, be paid by Tenant to Landlord upon such termination in an amount to be determined by Landlord with an adjustment to be made once the exact amount is known;

(e) Estimated Payments. Prior to the commencement of each of Landlord’s accounting years of the Term, Landlord may reasonably estimate the Allocated Cost payable by Tenant for such years pursuant to this provision and, commencing on the Lease Term Commencement Date, Tenant shall pay to Landlord on the first of each month in advance, one-twelfth (1/12) of Landlord’s estimated amount. At the end of each year there shall be an adjustment made to account for any difference between the actual and the estimated Operating Expenses for the previous year. Landlord shall provide Tenant with a statement of actual Operating Expenses no later than ninety (90) days after year-end. In the event of any dispute regarding the amount due as Tenant’s Share of Operating Expenses, Tenant shall have the right, not more often than once per calendar year, to audit the Operating Expenses and to retain an independent company to audit and/or review Landlord’s records to determine the proper amount of Tenant’s Share of Operating Expenses. If such audit or review reveals that Landlord has overcharged Tenant, then within five (5) days after the results of such audit are made available to Landlord, Landlord shall reimburse Tenant the amount of such overcharge plus interest at the Interest Rate. If the audit reveals that Tenant was undercharged, then within five (5) days after the results of the audit are made available to Tenant, Tenant shall reimburse Landlord the amount of such undercharge plus interest thereon at the Interest Rate. If Landlord desires to contest such audit results, Landlord may do so by submitting the results of the audit to arbitration pursuant to Section 19.1 within five (5) days of receipt of the results of the audit, and the arbitration shall be final and binding upon Landlord and Tenant. Tenant agrees to pay the cost of such audit, provided that, if the audit reveals that Landlord’s determination of Tenant’s Share of Operating Expenses as set forth in any statement sent to Tenant was in error in Landlord’s favor by more than two percent (2%), Landlord shall pay the cost of such audit. Landlord shall be required to maintain records of all Operating Expenses and other Rent adjustments for three (3) years following Landlord’s delivery to Tenant of each actual statement setting forth Tenant’s Share of Operating Expenses (the “Review Period”). The payment by Tenant of any amounts pursuant to this Article 6 shall not preclude Tenant from questioning the correctness of any statement of actual Operating Expenses provided by Landlord at any time during the Review Period, but the failure of Tenant to object thereto prior to the expiration of the Review Period shall be conclusively deemed Tenant’s approval of the statement of actual Operating Expenses.

In the event that any other tenant audits or reviews Operating Expenses and an adjustment is made, the results of such audit or review shall be sent to Tenant to allow Tenant to determine whether Tenant is to be permitted a corresponding adjustment; provided, however, that under no circumstances shall Tenant be required to supplement any Operating Expenses previously paid by Tenant as the result of any audit conducted by another tenant.

(f) Adjustment. Notwithstanding any provision herein to the contrary, in the event the Building is not fully occupied during any full calendar year of the Term, including the Base Year, an adjustment shall be made in computing Operating Expenses for such year so that the same shall be computed for such year as though the Building had been at least ninety-five percent (95%) occupied during such year. Operating Expenses shall not include any costs and expenses related to equipment used solely for any other tenant’s premises.

(g) Operating Expenses for Equipment Used Solely for Tenant. If any equipment is used solely for the Premises, (“Tenant Equipment”), then any Operating Expenses due entirely to such Tenant Equipment, e.g., maintenance costs, shall be apportioned entirely to Tenant in calculating Operating Expenses.

6.2 Impositions. Subject to the exclusions and the amortization requirements set forth in 6.1(b), real estate taxes and all other taxes relating to the Premises and/or the Building or the Lot, including, but not limited to, license fees, city business tax, rent tax or levy, all other taxes which may be levied in lieu of real estate taxes, all assessments, assessment bonds, levies, fees and other governmental charges (including, but not limited to, charges for traffic, lighting and landscaping facilities improvements, water service studies and improvements, and fire service studies and improvements) or amounts necessary to be expended because of governmental orders, whether general or special, ordinary or extraordinary, unforeseen as well as foreseen, of any kind and nature for public improvements, services, benefits, or any other purpose which are assessed, levied, confirmed, imposed or become a lien upon the Premises or Building or Lot or become payable during the Term to the extent that same are attributable to any Lease Year or portion thereof shall collectively be referred to as “Impositions.”

(a) Installment Election. In the case of any Impositions which may be evidenced by improvement or other bonds or which may be paid in annual or other periodic installments, Landlord shall elect to cause such bonds to be issued or cause such assessment to be paid in installments over the maximum period permitted by law and only such installments as are due and payable during the applicable accounting year shall be included in the Operating Expenses.

(b) Limitation. Nothing contained in this Lease shall require Tenant to pay any franchise, estate, inheritance or succession transfer tax of Landlord, or any income, profits or revenue tax or charge, upon the net income of Landlord from all sources; provided, however, that if at any time during the Term under the laws of the United States Government or the State of California, or any political subdivision thereof, a tax or excise on rent, or any other tax however described, is levied or assessed by any such political body against Landlord on account of Rent, or a portion thereof, the same shall be included as Impositions.

(c) Sale or Transfer of the Property. Notwithstanding any other provision of this Article 6, during the first two (2) years of the Initial Term, Tenant shall not be responsible for paying any increase of or reassessment in real estate taxes solely attributable to (i) an increase in the assessed value of the Building and/or underlying land (collectively, the “Property”) based upon a change of ownership as defined in Revenue and Taxation Code Section 61, or from major alterations, improvements, modifications or renovations to the Property, or (ii) any action, including without limitation, judicial action or action by initiative, which serves to repeal, modify and/or limit the application of Article XIIIA of the California Constitution (otherwise known as Proposition 13); provided, however, that this exclusion shall not apply to any lender which forecloses on the Property or takes a deed-in-lieu of foreclosure or any transferee of such a lender (or any subsequent transfer thereafter).

(d) Personal Property Taxes. Tenant shall pay or cause to be paid, prior to delinquency, any and all taxes and assessments levied upon all trade fixtures, inventories and other personal property placed in and upon the Premises by Tenant.

(e) Reassessment for Tenant Improvements. Any increase in real property taxes as the result of reassessment of the Property based upon the construction by Tenant of any improvements made after the Tenant Improvements or Landlord’s Improvements shall be charged to Tenant.

6.3 Utility Services.

(a) Tenant to Pay. Except for those utility charges attributable to the Building exterior and parking and drive areas (which are Operating Expenses), e.g., exterior lights connected to the Building electric meter, and in light of the fact that the Premises are separately metered for utilities, Tenant shall pay directly to the provider all charges for gas, sewer, electricity, telephone, internet, heating, trash removal and other utility services (except water) used by Tenant in the Premises during the Term. If any such charges are not paid when due, Landlord, upon ten (10) days’ prior notice to Tenant and failure by Tenant within such ten (10) day period to pay such charges, may pay the same, and any amount so paid by Landlord shall thereupon become due to Landlord from Tenant as Allocated Cost.

(b) Landlord’s Election to Furnish. If Landlord shall elect to furnish any utility service to the Premises, Tenant shall pay the cost of any such utilities, based upon the actual usage of the utilities by Tenant, without a profit to or overhead charge by Landlord (“Actual Cost”). In order to determine the actual usage, Landlord shall submeter the particular utility, e.g. gas. If any rationing of utilities occurs (e.g. water), allocation shall be made based upon the pro rata square footage which Tenant occupies in the Building, or such other basis as may be required by the provider of the services.

(c) Interruption of Services. Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility service being furnished the Premises, provided Landlord acted diligently and in good faith to provide such services and diligently and promptly acts to remedy any interruption in the supplying of the same, and no such failure or interruption shall entitle Tenant to terminate this Lease; provided, however, that notwithstanding the foregoing, Tenant shall have the right to terminate this Lease if (i) any such interruption in the utilities or services continues for twenty (20) consecutive days, and (ii) the interruption was the result of the gross negligence or willful misconduct of Landlord or its agents, contractors or employees.

7. MAINTENANCE, REPAIRS AND ALTERATIONS

7.1 (a) Landlord’s Responsibility. Subject to the provisions of Section 7.2, Landlord shall, during the Term, keep in good order, condition and repair (comparable with other similar buildings in the vicinity of the Building) the landscaping, parking lot and driveway areas, all structural components of the Building, including the floor slab and plumbing in the slab, mechanical ducts, the electrical system up to, but not including, the panel connecting to Tenant’s transformer(s), the sprinkler system, the plumbing system, pipes, lines and drains up to the exterior wall(s) of the Premises, which are not the responsibility of Tenant or other tenants; the foundations, exterior walls (excluding the interior surface of exterior walls and doors), skylights, downspouts, gutters and roof (including the roof membrane), except for any damage thereto caused by Tenant’s installation of solar panels, or the grossly negligent act or omission of Tenant or its agents, contractors, employees or invitees, and except for reasonable wear and tear. All of the costs incurred by Landlord in performing its responsibilities under this Section 7.1 shall be included in Operating Expenses except those costs which are expended for maintenance or repair of items which are exclusively for Tenant’s or a tenant’s use, which costs shall be billed to the tenant which is using the equipment or system.

(b) Tenant’s Right to Make Repairs. If Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance (excluding therefrom any repair obligation of the utility company), and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than twenty-one (21) days after receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) business days’ notice to Landlord specifying that Tenant is taking such required action; provided, however, that notwithstanding the foregoing, in the event of an emergency (which is strictly limited to an event that will have a material negative impact upon the Building or Premises if not addressed immediately) Tenant shall following prior email and telephone notice to Landlord be entitled to undertake immediate action of such nature as would be Landlord’s responsibility unless Landlord undertakes immediate action to address such emergency. Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action plus interest thereon at the Interest Rate (as hereinafter defined in Section 18.3). In the event Tenant takes such action, and such work will affect the Building systems (including, without limitation, any intra building network cable) or the structural integrity of the Building or the roof of the Building, Tenant shall use only those contractors used by Landlord in the Building for work on such systems unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor licensed for the trade involved which normally and regularly performs similar work in Class A Buildings. Further, if Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice by Tenant of its costs of taking such action on behalf of Landlord, and if such invoice from Tenant sets forth with reasonably particularity the costs and expenses incurred in connection with taking such action on behalf of Landlord, then Tenant shall be entitled to deduct the amount set forth in such invoice from Rent next due under the Lease. If, however, in good faith Landlord delivers to Tenant within thirty (30) days after receipt of Tenant’s invoice, a written objection setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of the Lease or that the charges are excessive (in which case Landlord shall nevertheless pay the amount it contends would not have been excessive) or that the action was unwarranted, then the parties shall work together in good faith to reach a mutual agreement within ten (10) days after Tenant’s receipt of Landlord’s objection. If the parties are unable to reach a mutually acceptable resolution, the matter shall proceed to resolution by the selection of an arbitrator to resolve the dispute, which arbitrator shall be selected and qualified pursuant to the procedures set forth in Section 19.1 and whose costs shall be paid for by the losing party, unless it is not clear that there is a “losing party,” in which event the costs of arbitration shall be shared equally.

7.2 Tenant’s Responsibility. Subject to Landlord’s obligations under Section 7.1, Tenant shall, during the Term, keep in good order, condition and repair the non-structural portion of the Premises and every part thereof, including, without limitation, all plumbing pipes and fixtures in the

Premises, HVAC equipment serving the Premises whether located inside or outside the Premises, including the cost of an annual preventative maintenance contract with the installer of the equipment, electrical and lighting facilities and equipment within the Premises, fixtures, interior walls and interior surface of exterior walls, ceilings, floors and floor coverings, windows, doors, entrances and vestibules located within the Premises and all telecommunication and networking equipment. Tenant shall paint the interior office and demising walls as often as may be reasonably necessary to keep the Premises neat and attractive. Tenant shall provide all janitorial services reasonably necessary to keep the Premises in a clean, good and sanitary condition. In addition Tenant shall pay its prorata share of the cost of maintenance and repair of the Bathroom Common Area. However, Tenant’s maintenance obligations shall not include the following: (i) damage and repairs covered under any insurance policy carried by Landlord in connection with the Building; (ii) damage caused by any defects in the design, construction or materials of the Building, including the Premises and any improvements installed therein by Landlord; (iii) damage caused in whole or in part by the negligence or willful misconduct of Landlord or Landlord’s agents, employees, contractors, invitees or licensees, (iv) repairs covered under Operating Expenses; (v) reasonable wear and tear; (vi) conditions covered under any warranties of Landlord’s contractors; or (vii) damage caused by fire and other casualties, or acts of governmental authorities, or acts of God and the elements.

Tenant shall be responsible for and have the sole right to arrange janitorial service for the Bathroom Common Area including the selection of all cleaning materials and other supplies which may include natural, solvent-free, and otherwise environmentally responsible cleaning products. Tenant shall arrange to receive a separate invoice for janitorial and other maintenance services and supplies (the “Janitorial Costs”). Landlord has informed Tenant that the other Building tenant (the “Building Cotenant”) with whom the Tenant will share the use of the Bathroom Common Area has acknowledged and agreed under the terms of its lease agreement with Landlord that Tenant may provide the janitorial service for the Bathroom Common Area and has agreed further to reimburse Tenant directly for Fifty Percent (50%) of the Janitorial Costs. Notwithstanding the foregoing, in the event that the Building Cotenant fails (following reasonable notice and opportunity to cure) to pay its share of the Janitorial Costs, Tenant shall notify Landlord of the same, and in the further event that neither Landlord nor the Building Cotenant cures such default within ten (10) days of Tenant’s notice to Landlord, then Tenant shall have the right to deduct said unpaid Building Cotenant’s share of Janitorial Costs from Tenant’s next payment of Rent thereafter coming due. Landlord and Tenant expressly acknowledge and agree that all other costs and obligations associated with the Bathroom Common Area, including without limitation the cost of maintenance, repair and insurance, shall be Landlord’s sole responsibility (and may to the extent otherwise permitted under this Lease be included in Allocated Cost).

If Tenant fails to perform its obligations under this Paragraph 7.2, notwithstanding any other provisions hereof, Landlord may, at its option, after ten (10) days’ written notice to Tenant and failure by Tenant to so perform in such ten (10) day period, enter upon the Premises and restore the same to the condition and repair typical in Comparable Buildings and the reasonable cost incurred by Landlord in connection therewith shall be reimbursed by Tenant as Additional Rent with interest thereon at the Interest Rate from the date such cost shall be incurred by Landlord until the date Tenant shall reimburse Landlord for such cost.

7.3 Condition Upon Surrender. On the expiration or sooner termination of the Lease, unless agreed otherwise in writing by Landlord, Tenant shall remove its personal property and those trade fixtures paid for by Tenant from the Premises, and shall surrender the Premises to Landlord in the same condition as delivered to Tenant on the Lease Term Commencement Date, ordinary wear and tear and damage by fire, the elements or any other cause beyond the control of Tenant, excepted.

7.4 Improvements by Tenant. Tenant shall not, without prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be provided by Landlord pursuant to the receipt by Landlord of a five (5) business days’ notice from Tenant, make any alterations, improvements, remodeling or additions to the Premises or to fixtures installed therein in accordance with approved fixture plans. Tenant may, however, make nonstructural alterations to the Premises without Landlord’s prior written consent and without notice to Landlord; provided, however, that Tenant may not drill into the exterior walls of the Premises without Landlord’s prior written approval. Landlord shall have the right at all reasonable times to post and keep posted on the Premises such notices of non-responsibility as Landlord may deem necessary for the protection of Landlord from mechanic’s liens and materialmen’s liens. Except as otherwise expressly provided in this Lease, all alterations and improvements shall be installed at Tenant’s sole expense, in compliance with all applicable laws, permit requirements and any covenants, conditions or restrictions of record, by a licensed contractor, shall be done in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Lease Term Commencement Date, and shall not unreasonably interfere with access to other tenants in the Building. All alterations and improvements made by Tenant (excluding Tenant’s trade fixtures and personal property paid for by Tenant) shall be and become the property of Landlord upon installation and shall not be deemed Tenant’s personal property. Notwithstanding any other provisions of this Lease, Tenant shall be solely responsible for the maintenance and repair of any alterations and improvements made by Tenant to the Premises.

7.5 Sanitary Condition; Recycling. Tenant shall keep the Premises at all times in a neat, clean and sanitary condition, shall neither commit nor permit any waste or nuisance thereon, and shall keep the walks and parking areas free from Tenant’s waste or debris. Further, Tenant shall maintain its trash collection facilities, i.e. dumpsters and debris boxes, in areas designated by Landlord. Landlord shall provide a secure area dedicated to the collection and storage of Tenant’s non-Hazardous Materials for recycling, including, at a minimum, paper, corrugated cardboard, glass, plastics and metals (the “Recycle Storage Area”) at no additional cost to Tenant. The Recycle Storage Area shall be adequate to serve the Premises and shall be located in segregated storage area located on Fourth Street in the loading area with convenient access for custodial drop-off of recyclable materials from the Premises and easy access for pick up by collection vehicles. The Recycle Storage Area shall be shared with other Building tenants.

7.6 Installation of High-Efficiency Plumbing Fixtures. Landlord acknowledges and agrees that in order to maximize water efficiency within the Premises, Tenant shall be permitted, but not required, to install, at Tenant’s cost, high-efficiency plumbing fixtures, including water fixture control sensors, flow restrictors on lavatory, shower and sink fixtures, and non-water using urinals (collectively, “High-Efficiency Fixtures”), within the restrooms, kitchen and utility areas located within the Premises and the Bathroom Common Area. The installation of any High-Efficiency Fixtures shall be subject to the review and approval of Landlord as provided in the foregoing Section

7.4 and shall be completed in accordance with applicable law; except that in the event that the installation of non-water using urinals requires the grant of an exception to applicable building codes or other applicable law, Landlord shall cooperate in good faith with Tenant to obtain such an exception, at Tenant’s cost. In the event that Tenant installs any non-water using urinals, the removal of the existing urinals shall be completed in a good and workmanlike manner, a water supply rough-in to the urinal location shall be maintained, and any damage caused by such removal and replacement shall be repaired. In the event that Landlord or any governmental agency requires the removal of the non-water using urinals upon Lease termination or expiration, Tenant shall at such time remove the non-water urinals, re-install water-supplied urinals of a quality comparable to those previously removed, and repair any damage caused by such restoration.

8. FIXTURES AND PERSONAL PROPERTY

8.1 Fixtures and Personal Property. Tenant, at Tenant’s expense, may install any trade fixtures, equipment and furniture in the Premises; provided that such items are installed and are removable without damage to the structure of the Building. Landlord reserves the right to reasonably approve or disapprove of window coverings or treatments visible from outside the Premises on wholly aesthetic grounds based on a uniform program which Landlord shall have instituted for the Building. Such window coverings or treatments must be submitted for Landlord’s written approval prior to installation. Trade fixtures, equipment and furniture shall remain Tenant’s property and shall be removed by Tenant upon expiration or earlier termination of this Lease or may be removed by Tenant at any time during the Term. Tenant shall repair, at Tenant’s sole expense, all damage to exterior walls, roof or slab caused by the installation or removal of trade fixtures, equipment, furniture or temporary improvements. If Tenant fails to remove the foregoing items upon the expiration or earlier termination of this Lease, Landlord may keep and use them or remove any or all of them at Tenant’s cost and cause them to be stored or sold in accordance with applicable law.

9. USE AND COMPLIANCE WITH LAWS

9.1 General Use and Compliance with Laws. Tenant shall only use the Premises for the Permitted Uses specified in the Basic Lease Information and for no other use without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord shall have the right in its sole discretion to withhold consent for the proposed use if it includes the use of Hazardous Materials (except for ordinary office supplies typically used in the ordinary course of business). Tenant shall, at Tenant’s sole cost and expense, comply with all of the requirements of municipal, county, state, federal and other applicable governmental authorities, now in force, or which may hereafter be in force, pertaining to Tenant’s use of the Premises, Building, parking and drive areas, and shall secure any necessary permits. Tenant shall not subject the Premises to any use which will result in damage to any portion thereof or which shall in any way increase the existing rate of any insurance on the Building (unless Tenant shall elect to pay such increase in premiums) or any portion thereof, or cause any cancellation of any insurance policy covering the Building or portion thereof. Notwithstanding the above, if a change in any law, ordinance or regulation requires that the Building or Premises be modified in order for Tenant to continue to occupy the Premises for the Permitted Uses, then in such case Tenant shall be responsible for the cost of such modification.

9.2 Signs. Tenant shall have the right to install a corporate identification sign on the exterior of the Building, on the awning at the entry to the Premises, and on the plate glass included in the entry door. Notwithstanding the foregoing, Tenant shall not install any sign on the exterior of the Building without Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. Any exterior sign shall conform to and be approved in accordance with the City of Berkeley’s sign ordinance. Prior to submission to the City for approval, Tenant shall submit its signage plans to Landlord for approval. Any sign placed by Tenant on the Premises or Building shall be installed at Tenant’s sole cost and expense, and shall contain only Tenant’s name, or the name of any affiliate of Tenant actually occupying the Premises and the company logo, and no advertising matter. Tenant shall remove any such sign upon the expiration or earlier termination of this Lease and shall return the portion of the Premises affected by the placement or removal of the sign(s) to their condition prior to the placement or erection of said sign(s).

9.3 Parking and Parking Access. Any governmental charges or surcharges or other monetary obligations imposed relative to parking rights with respect to the Premises, Building and parking area shall be considered as Impositions and shall be payable by Tenant under the provisions of Article 6. Landlord shall not charge for parking. Tenant shall have the right, in common with other tenants and occupants of the Building, and their customers, invitees and guests, to park in the Building’s parking facilities (“Parking Facilities”) without charge, subject to the reasonable and non-discriminatory terms and conditions as may from time-to-time be established by Landlord. Tenant agrees not to overburden the Parking Facilities and agrees to cooperate with Landlord and other tenants in the use of the Parking Facilities. Landlord reserves the right in its reasonable and non-discriminatory discretion to determine whether the Parking Facilities are becoming crowded and to allocate and assign parking spaces among tenants, subtenants, customers and invitees. Landlord shall not discriminate against Tenant in the exercise of any of its rights under this Article. Landlord shall make available to the tenants of the Building at a minimum that number of parking spaces necessary to satisfy the City of Berkeley parking requirements for parking as of the Lease Date seven (7) days per week, every day of the year in the Parking Facilities. Should Landlord provide reserved, segregated, preferred, priority, or block parking to other tenants, the same shall be made available to Tenant on a pro-rata basis; provided, however, that Landlord may assign tandem parking spaces to specific tenants on a non prorata basis if required by the City of Berkeley.

Landlord shall assign six (6) reserved parking spaces for the exclusive use by Tenant reasonably near Tenant’s main entrance to the Premises.

9.4 Floor Load. Tenant shall not place a load upon any portion of the floor of the Premises in excess of 300 psi.

9.5 Truck Pickup and Deliveries. All truck deliveries to and from the Premises, except for mail and small packages, shall be made from the loading area located on Cedar Street which accesses the Premises and so as to cause the minimum amount of interference with the business of other tenants and traffic. Trucks shall not be permitted to park or load or unload in the Parking Facilities, nor shall they block the drive areas and ingress and egress for vehicles. Landlord reserves the right to post signs reasonably regulating truck access to and from the Building and Lot so long as such regulation does not discriminate against Tenant.

9.6 Hazardous Materials. Except for ordinary and general office supplies typically used in the ordinary course of business within offices (some or all of which may constitute Hazardous Materials as defined in this Section 9.6) and which supplies shall be used by Tenant for their prescribed uses in accordance with customary office use, Tenant shall not cause or permit the escape, disposal or release of any biologically or chemically active or other substances or materials which are classified or deemed hazardous by any agency or are defined as hazardous under any local, state, or federal environmental statue or regulation, or as defined in CERCLA (42 U.S.C. subsections 9601(23) and (24))(“Hazardous Materials”). Tenant shall not allow the storage or use of such Hazardous Materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such Hazardous Materials, nor allow to be brought into the Building or onto the Property any such Hazardous Materials, except to use in the ordinary course of Tenant’s business, and then, except for ordinary office supplies. In addition, Tenant shall execute such certificates or similar documents from time-to-time at Landlord’s lender’s request or at a prospective buyer’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of Hazardous Materials in the Premises or on the Property (including, but not limited to, all costs of dealing with all governmental agencies with jurisdiction, testing, reporting, monitoring, remediation, clean-up or disposal for such Hazardous Materials) if caused by Tenant or persons acting under Tenant. This Section 9.6 shall survive the expiration or earlier termination of the Lease.

Landlord shall indemnify Tenant in the manner elsewhere provided in this Lease from any liability which Tenant may incur as the result of any release of Hazardous Materials in the Building or on the Property or Lot (including, but not limited to, all costs of, dealing with and responding to all government agencies with jurisdiction, testing, reporting, monitoring, remediation, clean-up or disposal for such Hazardous Materials) caused by Landlord or persons acting under Landlord, but excluding any tenant or person acting under a tenant. Landlord hereby represents and warrants that as of the date hereof, to the best of Landlord’s knowledge, i.e. that of the partners constituting Landlord, there are no Hazardous Materials on or about the Premises, Building or Lot which are above the levels permitted by the California Environmental Protection Agency and other agencies with jurisdiction, and applicable laws. If Tenant knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, Building or Lot, other than as previously consented to by Landlord, Tenant shall promptly give Landlord written notice thereof, together with a copy of any statement, report, notice, registration, application, permit, license, claim, action or proceeding given to, or received from, any governmental authority or private party concerning the presence, spill release, discharge of, or exposure to, such Hazardous Material.

9.7 Environmental Tobacco Smoke Control. If Landlord implements any tobacco smoke controls then Landlord shall locate any exterior designated smoking areas and all ash urns at least twenty five (25) feet away from entries, outdoor air intakes, outdoor louvers, and operable windows.

10. DAMAGE AND DESTRUCTION

10.1 Destruction of the Premises. If the Premises are damaged or destroyed during the Term, Landlord shall, provided that repairs thereto can be made within one hundred eighty (180) days after the date of such damage or destruction, and to the extent that insurance proceeds are available therefor and are not applied by any lender against payment of an existing loan on the Building or Lot, except as hereinafter provided, diligently repair or rebuild them to the same or higher standard in which they existed immediately prior to such damage or destruction. Notwithstanding the foregoing, as provided in Section 10.4 below, Landlord shall bear a portion of the amount by which insurance proceeds shall not be available to repair such damage or destruction to a maximum amount of Three Hundred and Fifty Thousand Dollars ($350,000).

10.2 Rent Abatement. Monthly Rent and any Allocated Cost due and payable hereunder shall be abated proportionately, during any period in which, by reason of any such damage or destruction, Tenant reasonably determines that there is substantial interference with the operation of Tenant’s business in the Premises, having regard to the extent to which Tenant may be required to discontinue its business in the Premises. Such abatement shall continue for the period commencing with such damage or destruction and ending with a substantial completion by Landlord of the work of repair or reconstruction which Landlord is obligated to do in accordance with the provisions herein.

10.3 Extensive Damage or Destruction. If the Premises is damaged or destroyed to the extent that Landlord, based upon its contractor’s advice, reasonably determines that it cannot, with reasonable diligence, be fully repaired or restored by Landlord within one hundred eighty (180) days after the date of the damage or destruction to substantially the condition it was in prior to such casualty, Landlord or Tenant may elect to terminate this Lease. Landlord shall notify Tenant of its determination, in writing, within thirty (30) days after the date of such casualty. If Landlord determines that the Building cannot be fully repaired or restored within the one hundred eighty (180) day period, or if it is determined that such repair or restoration cannot be made within said period but Landlord does not elect to terminate within fifteen (15) days from the date of said determination, Tenant may terminate this Lease by giving Landlord notice within the earlier of fifteen (15) days after the thirty (30) day period or after receiving notice from Landlord that it cannot repair within the requisite period and elects not to terminate. In the event neither Landlord nor Tenant shall elect to terminate this Lease as set forth above, this Lease shall remain in full force and effect and Landlord shall diligently repair and restore the damage as soon as reasonably possible and the Monthly Rent and Allocated Cost shall abate as set forth above.

10.4 Uninsured Casualty. Notwithstanding anything contained herein to the contrary, in the event of damage to or destruction of all or any portion of the Building in excess of Three Hundred Fifty Thousand Dollars ($350,000) which is not fully covered by the available insurance proceeds received by Landlord under the insurance policies required to be carried by Landlord under Article 5 hereinabove, Landlord may terminate this Lease by written notice to Tenant, given within thirty (30) days after the date of notice to Landlord that said damage or destruction is not so covered. If Landlord does not elect to terminate this Lease, the Lease shall remain in full force and effect and the Building shall be repaired and rebuilt in accordance with the provisions for repair set forth in this Article 10. Notwithstanding the above, Tenant shall have the option for fifteen (15) days after receipt of Landlord’s termination notice to contribute the additional sum over Three Hundred Fifty Thousand dollars ($350,000) which is not fully covered by the available insurance proceeds received by Landlord under the insurance policies required to be carried by Landlord under Article 5 hereinabove necessary to repair and rebuild the Building, in which case Landlord shall proceed to restore the Building as required herein. Said contribution by Tenant shall not be deemed a loan or entitle Tenant to any interest in the Building. Notwithstanding anything to the contrary contained in this Article 10, if the Premises are damaged or destroyed, and Landlord shall not elect to terminate this Lease by reason thereof, and under the provisions of this Article 10, Landlord shall not be obligated to repair such damage or destruction (whether by reason of any application of insurance proceeds by any lender or otherwise) and Landlord shall not in fact repair such damage or destruction, then Tenant shall have the right to terminate this Lease by written notice to Landlord.

10.5 Waiver. With respect to any destruction which Landlord is obligated to repair or may elect to repair under the terms of this Article 10, Tenant hereby waives all rights to terminate this Lease pursuant to rights otherwise presently or hereafter accorded by law to tenants, including, but not limited to, Civil Code Sections 1932(2) and 1933(4), except as expressly otherwise provided herein.

11. EMINENT DOMAIN

11.1 Total Condemnation; Automatic Termination. If the entire Premises or the Building shall be taken under the power of eminent domain, this Lease shall automatically terminate as of the earlier of the date of title vesting in such proceeding or the date Tenant vacates the Premises and Rent hereunder shall be adjusted to the date the Lease is terminated.

11.2 Partial Condemnation; Rent Abatement. If any portion of the Building (including the Premises) shall be taken by the power of eminent domain and such partial condemnation renders the Premises not reasonably adequate for the conduct of Tenant’s business (including the accommodation of all of Tenant’s employees and equipment comfortably therein) notwithstanding restoration by Landlord as hereinafter provided, Tenant shall have the right to terminate the Lease by giving notice to Landlord of Tenant’s desire to terminate and the Lease shall terminate as of the date of the notice. If such taking does not so result in a termination of this Lease, the Rent payable hereunder shall be equitably reduced, effective as of the date on which the condemning authority takes possession, in an amount based upon Tenant’s ability to use and enjoy the remaining portion of the Premises for its intended purposes under this Lease, which shall include all of Tenant’s precondemnation uses, so that Monthly Rent and Tenant’s Share shall be adjusted on the basis of the RSF of the Premises which was taken. Landlord shall promptly, at its expense, restore the portion of the Premises not so taken to as near its former condition as is reasonably possible, and this Lease shall continue in full force and effect. In the event that the remaining portion of the Premises is not fully restored to the former condition of the Premises, Tenant will have the right to terminate this Lease as of the date on which the condemning authority takes possession of the condemned portion of the Premises upon thirty (30) days’ prior written notice to Landlord.

11.3 Condemnation Award. Any award for taking of all or any part of the Premises or the Building under the power of eminent domain shall be the property of Landlord, whether such award shall be made as compensation for the diminution in value of the leasehold or for taking of the fee. Nothing contained herein, however, shall be deemed to preclude Tenant from obtaining from the condemning authority or Landlord, as applicable, all proceeds and other compensation received in connection with the condemnation to the extent paid for (i) the loss of or damage to Tenant’s business, “goodwill” or trade fixtures, (ii) the unamortized value of any alterations, additions, improvements or replacements made at the expense of the Tenant, and (iii) Tenant’s relocation, displacement, inability to relocate or the removal of personal property. Landlord will cooperate in good faith with Tenant if Tenant seeks to recover such amounts, in the same action or a separate action.

11.4 Sale Under Threat of Condemnation. A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes under this Article 11.

12. DEFAULTS; REMEDIES

12.1 Defaults. The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant (“Event of Default”):

(a) The failure by Tenant to timely make any payment of Monthly Rent, Allocated Cost or other payment required to be made by Tenant hereunder, such failure continuing for a period of three (3) business days after receipt of written notice of such failure.

(b) The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in (a) above, where such failure shall continue for a period of thirty (30) days after receipt of written notice from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within such thirty (30) day period and thereafter diligently prosecute such cure to completion.

Any such notice under these sub-paragraphs (a) and (b) shall not be in lieu of, but in addition to, any notice required under California Code of Civil Procedure Section 1161.

12.2 Remedies. Upon an Event of Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

12.2.1 Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due.

12.2.2 Landlord may terminate Tenant’s right to possession of the Premises at any time by giving written notice to that effect and, at Tenant’s expense, relet the Premises or any part thereof, including, without limitation, reasonable broker’s commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs incurred to secure a new tenant for the Premises. Reletting may be for a period shorter or longer than the remaining Term of this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord shall have the right to remove all Tenant’s personal property, signs and trade fixtures and store same at Tenant’s cost and to recover from Tenant as damages:

(a) The worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus

(b) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of such unpaid Rent that Tenant proves could have been reasonably avoided; plus

(c) The worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such unpaid Rent that Tenant proves could have been reasonably avoided; plus

(d) Any other amount necessary which is to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

(e) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time-to-time by the laws of the State of California.

The “worth at the time of award” of the amounts referred to in Sections 12.2.2(a) and 12.2.2(b) is computed by allowing interest at the Interest Rate on the unpaid Rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 12.2.2(c) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

12.2.3 Landlord may, with the appropriate order from a court of competent jurisdiction, with or without terminating this Lease, re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No re-entry or taking possession of the Premises by Landlord pursuant to this Subsection 12.2.3 shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant.

12.2.4 No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of any such right or remedy or of any default by Tenant hereunder.

12.2.5 Notwithstanding any other provision of Section 12.2, Landlord shall not have the right to exercise its rights under the unlawful detainer provisions of the Civil Code of Procedure Section 1161 et seq for the nonpayment of amounts which do not constitute Monthly Rent, e.g. Allocated Cost, unless such payments claimed by Landlord are included in an unlawful detainer action for nonpayment of monthly rent.

12.3 Default by Landlord. Landlord shall be deemed to be in default under this Lease if Tenant has given written (or verbal, in case of emergency) notice to Landlord (and, if requested by Landlord, to Landlord’s mortgagee if the mortgagee has notified Tenant in writing of its interest and the address to which such notices are to be sent) of any such default by Landlord and Landlord has failed to cure such default within thirty (30) days (or with reasonable promptness, in case of emergency) after Landlord received notice thereof. Provided, however, that if the nature of Landlord’s default in a non-emergency situation is such that more than thirty (30) days are reasonably required for a cure, then Landlord shall not be deemed to be in default if Landlord commences such cure within the original thirty (30) day period and thereafter diligently prosecutes the cure to completion. In the event Landlord defaults in any material obligation under the Lease and the applicable cure period has expired, Tenant shall be entitled to cure the default, at Tenant’s option, including the payment of monies directly to the party to whom the obligation is owed, or Tenant may terminate the Lease by notice to Landlord at any time before the default is cured, or Tenant may pursue any other remedy permitted or available to Tenant under applicable law. In the event of any such payment by Tenant, Tenant shall receive credit toward any Rent due to Landlord to the extent of any payment made. Tenant shall be entitled to a fair and reasonable abatement of Rent during the time and to the extent that the Premises are untenantable as a result of Landlord’s failure to perform any condition or covenant required under the Lease to be performed by Landlord. The failure of Tenant to pursue any remedy shall not be deemed as a waiver by reason of any subsequent breach or breaches by the Landlord. The exercise of any remedy by Tenant shall not be deemed an election of remedies or preclude Tenant from exercising any other remedies in the future.

12.4 Limitation of Tenant’s Damages. Notwithstanding anything to the contrary set forth in this Lease or any default damages that may be permitted or authorized by applicable law, in no event shall damages recoverable from Tenant as a consequence of Tenant’s default under this Lease include any of the following:

(a) punitive damages;

(b) loss of business or profits by Landlord or any other tenant or occupant of the Building;

(c) diminuition of the value of the Premises or the Building (or any portion thereof);

(d) costs incurred or allowances granted by Landlord for the demolition, alteration, remodeling or build-out of the Premises to make them suitable for use by any subsequent tenant or occupant thereof, except as otherwise expressly provided in this Lease; or

(e) leasing commissions and/or brokerage fees to the extent allocable to any period after the expiration date of the original Term of this Lease (as such Term may be extended by any renewals or extensions either exercised by Tenant or otherwise agreed to by Landlord and Tenant prior to occurrence of an Event of Default).

12.5 Waivers of Jury Trial and Certain Damages. Landlord and Tenant each hereby expressly, irrevocably, fully and forever releases, waives and relinquishes any and all right to trial by jury and any and all right to receive punitive, exemplary and consequential damages from the other (or any past, present or future board member, trustee, director, officer, employee, agent, representative, partner or advisor of the other) in any claim, demand, action, suit, proceeding or cause of action in which Landlord and Tenant are parties, which in any way (directly or indirectly) arises out of, results from or relates to any of the following, in each case whether now existing or hereafter arising and whether based on contract or tort or any other legal basis: this Lease; any past, present or future act, omission, conduct or activity with respect to this Lease; any transaction, event or occurrence contemplated by this Lease; the performance of any obligation or the exercise of any right under this Lease; or the enforcement of this Lease. Landlord and Tenant reserve the right to recover actual or compensatory damages, with interest, attorneys’ fees, costs and expenses as provided in this Lease, for any breach of this Lease.

13. ASSIGNMENT AND SUBLETTING

13.1 Assignment and Subletting. Tenant shall not assign, mortgage, pledge or otherwise transfer this Lease, in whole or in part, nor sublet all or any part of the Premises, without the prior written consent of Landlord in each instance, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall submit each proposed assignment or sublease agreement to Landlord for Landlord’s approval. No assignment or subletting by Tenant (collectively referred to as a “Transfer”) shall relieve Tenant of any obligation under this Lease, including Tenant’s obligation to pay Rent hereunder. Any purported assignment or subletting contrary to the provisions hereof without consent shall be void. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. It shall be reasonable for Landlord to refuse to consent to a proposed assignment or subletting if the proposed use is not a use generally comparable and compatible to the neighborhood or the use of comparable space in the Building, including the generation of odors or additional noise, or if the proposed assignee or sublessee shall require the use of parking in excess of the number of parking spaces normally used by Tenant, or if the proposed assignee will generate more truck traffic or noise than Tenant, or if the proposed assignee will use any Hazardous Materials in or about the Premises except those used in normal office use. Notwithstanding the foregoing, Landlord’s consent shall not be required for any of the following Transfers (each of which shall be a “Permitted Transfer”): (1) a public or private offering or transfer of shares or other ownership interests of Tenant, or the sale or transfer thereof on a stock exchange or equivalent trading system, (2) a Transfer to any person(s) or entity who controls, is controlled by or is under common control with Tenant, (3) a Transfer to any entity resulting from the merger, consolidation or other reorganization with Tenant, whether or not Tenant is the surviving entity or (4) a Transfer to any person or legal entity which acquires all or substantially all of the assets or stock (or other ownership interests) of Tenant (each of the foregoing is hereinafter referred to as a “Tenant Affiliate”); provided that for such Permitted Transfer to be effective, (a) in the case of an assignment of this Lease, said Tenant Affiliate shall assume, in full, the obligations of Tenant under this Lease, (b) Landlord shall be given written notice of such Permitted Transfer and (c) the use of the Premises (or portion thereof) by the Tenant Affiliate shall be the same as permitted to Tenant under this Lease. For purposes of this paragraph, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management, affairs and policies of anyone, whether through the ownership of voting securities, by contract or otherwise.

13.2 Bonus Rental. If for any assignment or sublease, Tenant receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the Rent called for hereunder, or in case of the sublease of a portion of the Premises (not including space sharing as permitted above), in excess of such Rent fairly allocable to such portion, after appropriate adjustments to assure that all other payments required to be made by Tenant hereunder are appropriately taken into account (“Profits”), Tenant shall pay to Landlord, as Allocated Cost hereunder, fifty percent (50%) of the Profits received by Tenant promptly after receipt.

13.3 Scope. The prohibition against assigning or subletting contained in this Article shall be construed to include a prohibition against any assignment or subletting by operation of law. If this Lease be assigned, or if the underlying beneficial interest of Tenant is transferred, or if the Premises or any part thereof be sublet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved and apportion any excess rent so collected in accordance with the terms of Section 13.2, but no such assignment, subletting occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. No assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee), and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.

13.4 Waiver. Notwithstanding any assignment or sublease, or any indulgences, waivers or extensions of time granted by Landlord to any assignee or sublessee, or failure by Landlord to take action against any assignee or sublessee, Tenant agrees that Landlord may, at its option, proceed against Tenant without first having taken action against any assignee or sublessee; provided, however, that Landlord shall copy Tenant on any and all notices of default to any assignee or sublessee, and provided further that Tenant shall have the benefit of any indulgences, waivers and extensions of time granted to any such assignee or sublessee.

13.5 Transfer of Landlord’s Interest. In the event that Landlord transfers all of its interest in the Property, Landlord shall be automatically released from the further performance of covenants on the part of Landlord herein contained, and from any and all further liability, obligations, costs and expenses, demands, causes of action, claims or judgments arising from or growing out of, or connected with this Lease accruing after the effective date of said transfer subject to Section 4.2 and the following restrictions:

(a) Landlord shall not be released from its obligations under this Lease unless the transferee agrees in writing, for the benefit of Tenant, to assume Landlord’s obligations under this Lease from and after the date of transfer;

(b) If Landlord assigns its interest in this Lease to a lender as additional security, this assignment shall not release Landlord from its obligations under this Lease;

(c) This Section 13.4 does not release Landlord from its obligations or liabilities under this Lease that accrue prior to the date of transfer.

14. ESTOPPEL CERTIFICATE, ATTORNMENT AND SUBORDINATION

14.1 Estoppel Certificate. Within twenty (20) days after receipt of written request therefor by Landlord, Tenant shall execute and deliver, in recordable form, a certificate (“Estoppel Certificate”) to any proposed mortgagee or purchaser, and to Landlord, certifying that (if such be the case) (a) this Lease is in full force and effect; (b) the date of Tenant’s most recent payment of Rent, the amount of any Security Deposit or prepaid Rent paid by Tenant; (c) Tenant, to the best of Tenant’s knowledge, has no defenses or offsets outstanding, or stating those claimed by Tenant; and (d) Landlord to the best of Tenant’s knowledge is not in default under any provision of the Lease, or if there are any uncured defaults, stating the nature of such uncured defaults. If Tenant fails to deliver such Estoppel Certificate within such twenty (20) day period, Tenant shall be obligated to pay to Landlord Fifty Dollars ($50.00) per day for each day after the twentieth (20th) day that Tenant fails to deliver such Estoppel Certificate.

Landlord hereby agrees to provide to Tenant an Estoppel Certificate signed by Landlord, containing the same types of information, and within the same periods of time and subject to the same late charges, as are set forth above, except such changes as are reasonably necessary to reflect that the Estoppel Certificate is being granted and signed by Landlord to Tenant or Tenant’s lender, assignee or sublessee, rather than from Tenant to Landlord or to a lender or purchaser. The failure by either party to execute and deliver an Estoppel Certificate as required in this Section 14.1 for ten (10) days after notice of such failure from the requesting party shall constitute a material breach of this Lease.

14.2 Attornment. Tenant shall, in the event any proceedings are brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage or deed of trust made by the Landlord, its successors or assigns, encumbering the Premises, or any part thereof, or in the event of termination of a ground lease, if any, and if so requested, and except as expressly provided in this Lease or in any nondisturbance agreement, attorn to the purchaser upon such foreclosure or sale or upon any grant of a deed in lieu of foreclosure and recognize such purchaser as the Landlord under this Lease.

14.3 Subordination & Non-Disturbance. The rights of Tenant hereunder are and shall be, at the election of the Mortgagee (as hereinafter defined), subject and subordinate to the lien of such mortgage, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Building, and to all advances made or hereafter to be made upon the security thereof (each, a “Mortgage”) entered into by and between Landlord and any such mortgagee and /or a beneficiary of any deed of trust or other such lien granted by Landlord

(each, a “Mortgagee”); provided, however, that notwithstanding the foregoing, within sixty (60) days of the execution hereof, and as a condition precedent to Tenant’s obligations under this Lease, Landlord shall deliver to Tenant Mortgagee- and Landlord-executed and notarized nondisturbance agreements (“Nondisturbance Agreements”), in recordable form, from all current (and within sixty(60) days of Tenant’s request for all future) lessors under all ground leases or underlying leases, from all Mortgagees under all Mortgages affecting the Building, in commercially reasonable form and content, stating that so long as Tenant is not in default under any of the terms, covenants, conditions, or agreements of this Lease, this Lease and all of the terms, provisions, and conditions of this Lease, shall remain in full force and effect, and neither this Lease, nor Tenant’s rights nor Tenant’s possession of the Premises will be disturbed during the Term of this Lease or any extension thereof. Provided the foregoing provisions are satisfied, Tenant agrees to execute within thirty (30) days after request from Landlord, whatever commercially reasonable documentation may be reasonably required to further effect the provisions of this Article 14.

14.4 Financial Statements. If Landlord desires to finance, refinance or sell the Premises or the Building, or any part thereof, Tenant and all guarantors (if any) shall deliver to any potential lender or purchaser designated by Landlord such financial statements of Tenant and such guarantors as may be reasonably required by such lender or purchaser, including but not limited to, Tenant’s financial statements for the past three (3) years. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

15. NOTICES

15.1 Notices. All notices required to be given hereunder shall be in writing (except for notice required under the Unlawful Detainer Statutes (as hereinafter defined), which shall be given according to law) and mailed postage prepaid by certified or registered mail, or overnight/next day courier such as Federal Express, return receipt requested, by personal delivery, or by facsimile transmission followed by confirmation of receipt by telephone or by printed confirmation of receipt by the sending machine, to the appropriate address indicated below or at such other place or places as either Landlord or Tenant may, from time to time, respectively, designate in a written notice given to the other. Notices shall be deemed sufficiently served on the date of facsimile transmission, or four (4) days after the date of mailing thereof, or upon personal delivery, or one day after deposit with an overnight/next day courier.

To Landlord:	Thomas J. Gram
Cedar/Fourth Street Partners
5801 Christie Ave., Suite 680
Emeryville, CA 94608
FAX: (510) 547-7068
Email: tomgram@pacbell.net

To Tenant:	Annie’s, Inc.
1610 Fifth Street
Berkeley, CA. 94710
Att: John Foraker, President
With a copy to: Steven Jackson
FAX: (707) 259-0387
Email: jforaker@annies.com;
sjackson@annies.com

In the event Landlord shall so designate by written notice to Tenant the name and address of any beneficiary of a deed of trust or mortgagee covering the Premises, Tenant shall also send to such beneficiary a copy of any notice claiming non-performance or default sent by Tenant to Landlord.

16. SUCCESSORS BOUND

16.1 Successors Bound. This Lease and each of its covenants and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and legal representatives and their respective assigns, subject to the provisions hereof. Whenever in this Lease a reference is made to the Landlord, such reference shall be deemed to refer to the person in whom the interest of the Landlord shall be vested, and, subject to Section 13.4, Landlord shall have no obligation hereunder as to any claim arising after the transfer of its interest in the Premises if such vested person or entity shall have assumed the obligations of Landlord hereunder as of such date. Any successor or assignee of the Tenant who accepts an assignment or the benefit of this Lease and enters into possession or enjoyment hereunder shall thereby assume and agree to perform and be bound by the covenants and conditions thereof. Nothing herein contained shall be deemed in any manner to give a right of assignment to Tenant without the written consent of Landlord, except as set forth in Article 13.

17. RIGHT TO RECAPTURE WAREHOUSE SPACE; OFFICE SPACE EXPANSION OPTION; TENANT CONVERSION OPTION.

17.1 Right to Recapture Warehouse Space; Office Space Expansion Option. Landlord and Tenant acknowledge and agree that Landlord expressly reserves the right, upon Landlord’s receipt of the necessary approvals from the City of Berkeley (the “Use Approvals”), and subject to the terms set forth in this Article 17, to elect to recapture from Tenant, and thereafter lease to a third party for office, manufacturing, research and development, and/or warehouses purposes (the “Approved Uses”), a portion of the Warehouse Space comprising not more than Six Thousand Five Hundred Twenty Five (6,525) square feet which area is depicted on the Building Floor Plan (the “Recapture

Space”); provided, however, that any such warehouse use shall be incidental and secondary to the other Approved Uses and under no circumstances may Landlord recapture the space for primarily warehouse use; that is at least forty percent (40%) of the space must be for office use and no more than forty percent (40%) may be for warehouse use. The remaining twenty percent (20%) may be for any combination of the other acceptable uses. Tenant agrees to cooperate with Landlord, at no cost to Tenant, in obtaining the Use Approvals, including joining with Landlord in the application(s) to the City of Berkeley. Notwithstanding the foregoing, and subject to the provisions set forth in this Article 17, Landlord hereby grants Tenant a right of first refusal to lease the Recapture Space upon the terms set forth herein (the “Office Space Expansion Option”).

17.2 Use Approvals; Procedure for Recapture; Exercise of Office Space Expansion Option. Upon receipt of the Use Approvals, and regardless of whether or not Landlord wishes to exercise the right of recapture provided in this Article 17, Landlord shall promptly notify Tenant of Landlord’s receipt of the Use Approvals (the “Use Approval Notice”). Thereafter, in the event that Landlord elects to recapture the Recapture Space as provided herein, Landlord shall notify Tenant in writing of Landlord’s election to recapture the Recapture Space (the “Recapture Notice”). Landlord’s Recapture Notice shall (i) specify the actual RSF of the Recapture Space, and (ii) specify when the Recapture Space shall be available for delivery for the Approved Uses. Within fifteen (15) business days of Tenant’s receipt of the Recapture Notice (the “Expansion Option Period”), Tenant shall notify Landlord in writing of Tenant’s acceptance or rejection of the Recapture Space; provided, however, that notwithstanding the foregoing, Landlord and Tenant expressly agree that if Landlord delivers the Recapture Notice to Tenant on or before December 16, 2010, the Expansion Option Period shall be extended until January 2, 2011. Landlord and Tenant acknowledge and agree that in the event that Tenant elects to exercise the Office Space Expansion Option, the lease term for the Recapture Space shall be coterminous with the Initial Term, including any extension thereof, and the Monthly Rent for the Recapture Space shall be calculated as follows:

(1) If Tenant exercises the Office Space Expansion Option such that the remaining Term of the Lease is 4  1/2 years or more from the date the Recapture Space is estimated to be delivered Ready for Occupancy, then the Monthly Rent (on a per square foot basis) shall be equal to One Hundred Percent (100%) of the then-current Monthly Rent applicable to the Office Space, which Monthly Rent shall include a tenant improvement allowance applicable to the build out of the Recapture Space which is equal to the per square foot amount of the original TI allowance(the “Original Tenant Improvement Allowance”); provided, however, that the tenant improvement allowance will not apply to the Retains/Storage Area of approximately 2000 square feet (as shown on Exhibit A), or its equivalent if the Retains/ Storage area is located elsewhere. For example, if the Recapture Space is 8526 RSF and the Retains/ Storage Area is 2000 RSF, and if the tenant improvement allowance is $20/RSF, then the total tenant improvement allowance for the Recapture Space (the “Total Tenant Improvement Allowance”) would be $130,520 (8526 – 2000 = 6526 x $20/RSF).

(2) If Tenant exercises the Office Space Expansion Option such that the remaining Term of the Lease is in excess of 3  1/2 years but less than 4  1/2 years from the date the Recapture Space is estimated to be delivered Ready for Occupancy, the Monthly Rent (on a per square foot basis) shall be equal to One Hundred Percent (100%) of the then-current Monthly Rent applicable to the Office Space, except that the tenant improvement allowance included in the Monthly Rent shall be reduced by twenty percent (20%) unless Tenant also elects to exercise its Option to Extend (as set forth in Section 3.5), in which event the Monthly Rent (on a per square foot basis) for the Office Space (including the Recapture Space) for the First Option Period shall be the Fair Market Rental Rate calculated as set forth in Section 4.7 hereof. Landlord expressly acknowledges and agrees that if Tenant exercises its Option to Extend as described in the immediately preceding sentence then Landlord will include a tenant improvement allowance applicable to the build out of the Recapture Space calculated as follows:

(a) If the then-remaining Term is 4  1/2 years or more, Landlord will include the Total Tenant Improvement Allowance calculated as provided in subsection 17.2(1), above.

(b) If the then-remaining Term is in excess of 3  1/2 years but less than 4  1/2 years, the tenant improvement allowance shall be eighty percent (80%) of the Total Tenant Improvement Allowance.

(c) If the then-remaining Term is in excess of 2  1/2 years but less than 3  1/2 years then the tenant improvement allowance shall be sixty percent (60%) of the Total Tenant Improvement Allowance.

(d) If the then-remaining Term is less than 2 1/2 years then the Tenant Improvement Allowance shall be thirty percent (30%) of the Total Tenant Improvement Allowance.

The Original Tenant Improvement Allowance shall be defined and calculated as set forth in the Work Letter Agreement.

Within thirty (30) days of the expiration of the Expansion Option Period, Landlord and Tenant shall execute an amendment to this Lease to (i) remove the Recapture Space from the Warehouse Space, and (ii) in the event that Tenant elects to exercise the Office Space Expansion Option, to add the Recapture Space to the Office Space upon the terms and conditions set forth in this Lease, and(iii) in the event that Tenant elects to exercise its Option to Extend, to extend the Term. The Rent and other terms of the Lease that depend for their calculation upon the area of the Warehouse Space and/or Office Space shall be adjusted accordingly.

17.3 Tenant Conversion Option. Notwithstanding the foregoing, in the event that Landlord secures the Use Approvals but does not elect to recapture the Recapture Space as provided in this Article 17, or in the event that Landlord does elect to recapture the Recapture Space but does not finalize its lease with a third party tenant, Tenant shall nevertheless have the right upon written notice to Landlord (the “Conversion Option Notice”) to elect to lease the Recapture Space and Landlord shall build out the Recapture Space for office use (the “Conversion Option”). Landlord and Tenant acknowledge and agree that in the event that Tenant elects to exercise the Conversion Option as provided herein, the lease term for the Recapture Space shall be coterminous with the Initial Term, including any extension thereof, and the Monthly Rent for the Recapture Space shall be calculated in the same manner as described in subsection 17.2 above.

If Tenant elects to exercise the Conversion Option as provided in this Section 17.3, then within thirty (30) days of Tenant’s delivery of the Conversion Option Notice to Landlord, Landlord and Tenant shall execute an amendment to this Lease to, as applicable and necessary (i) remove the Recapture Space from the Warehouse Space, (ii) add the Recapture Space to the Office Space upon the terms and conditions set forth in this Lease, and (iii) in the event that Tenant elects to exercise its Option to Extend, to extend the Term. The Rent and other terms of the Lease that depend for their calculation upon the area of the Office Space shall be adjusted accordingly.

17.4 Green Area. In the event that Landlord elects to recapture the Recapture Space as provided in this Article 17, and in the further event that Tenant shall not have elected to exercise either the Office Space Expansion Option or the Conversion Option, Landlord shall have the right to recapture the portion of the Green Area located in front of the end dock door (as depicted on the Building Plan) and restore the area for truck access purposes. In the event that Landlord wishes to restore a portion of the Green Area as provided herein, Landlord shall promptly notify Tenant of the same and shall make every reasonable effort to minimize any disruption to Tenant caused as a result of the restoration.

18. MISCELLANEOUS

18.1 Waiver. No waiver of any default or breach of any covenant, term or condition contained herein by either party hereunder shall be implied from any omission by either party to take action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver, and then said express waiver shall be operative only for the time and to the extent therein stated. The consent or approval by either party to or of any act by either party requiring further consent or approval shall not be deemed to waive or render unnecessary their consent or approval to or of any subsequent similar acts.

18.2 Easements. Landlord reserves the right to (a) alter the boundaries of the Lot and (b) grant easements on the Lot and dedicate for public use portions thereof without Tenant’s consent; provided, however, that no such grant or dedication shall materially interfere with Tenant’s use of and access to the Premises, including without limitation, parking, or with Tenant’s ingress to and egress from the Building.

18.3 Interest. Any amount due from Tenant to Landlord, or from Landlord to Tenant, hereunder which is not paid when due shall bear interest at the then-prime/reference rate of Bank of America NT & SA (or its successor) from time to time in effect, plus four percentage (4%) points, but in no event higher than the maximum rate permitted by law (the “Interest Rate”), from ten (10) days after notice of amount due is given, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease.

18.4 No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.

18.5 Partnership and Corporate Authority.

(a) The persons executing the Lease on behalf of Tenant covenant and warrant that they are officers of Tenant and have been duly authorized and directed to execute this Lease on Tenant’s behalf; further, Tenant shall deliver to Landlord a duly adopted resolution of the Board of Directors of Tenant, and certified by the Secretary of the corporation, authorizing the corporation to enter into this Lease and authorizing and directing the President to execute the Lease on behalf of the corporation.

(b) The person executing the Lease on behalf of Landlord covenants and warrants that he is the General Partner of Landlord and is authorized to execute this Lease on Landlord’s behalf.

18.6 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

18.7 Limitation of Landlord’s Liability. The obligations of Landlord under this Lease shall constitute personal obligations of the individual general partners of Landlord only up to a combined total of Three Hundred and Fifty Thousand Dollars ($350,000) during the Initial Term and Option Period, and beyond that amount Tenant shall look solely to the Landlord’s interest in the Property (including, without limitation, the rents, issues and proceeds therefrom) and to no other assets of Landlord, its partners or their personal assets for satisfaction of any liability in respect of this Lease.

18.8 Time is of the Essence. Time is of the essence of every provision hereof.

18.9 Attorneys’ Fees. In any action or proceeding, in connection with or arising out of this Lease, which the Landlord or the Tenant may be required to prosecute to enforce its respective rights hereunder, the unsuccessful party therein agrees to pay all costs incurred by the prevailing party therein, including reasonable attorneys’ fees, to be fixed by the court, and said costs and attorneys’ fees shall be made a part of the judgment in said action.

18.10 Captions and Article Numbers. The captions, article numbers and table of contents appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent or such sections or articles of this Lease nor in any way affect this Lease.

18.11 Landlord’s Representations. Landlord represents to Tenant that: (a) the Building and Lot are zoned for Tenant’s use as described in the Basic Lease Information; and (b) to the best of Landlord’s knowledge, there are no asbestos or other Hazardous Materials in the Building, and if any is found during the Term, it shall be removed by Landlord at Landlord’s expense.

18.12 Severability. If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, covenants, conditions or provisions of this Lease, or the application thereof to any person or circumstance, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

18.13 Applicable Law. This Lease, and rights and obligations of the parties hereto, shall be construed and enforced in accordance with the laws of the State of California.

18.14 Submission of Lease. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for leasing the Premises. This document shall become effective and binding only upon execution and delivery hereof by Landlord. No act or omission of any employee or agent of Landlord or of Landlord’s broker shall alter, change, or modify any of the provisions hereof.

18.15 Holding Over. Should Tenant, or any of its successors in interest, hold over the Premises, or any part thereof, after the expiration of the Term of this Lease, unless otherwise agreed to in writing, such holding over shall constitute and be construed as tenancy from month-to-month only, at a monthly rent equal to One Hundred Twenty Five percent (125%) of the Monthly Rent owed during the final year of the Term of this Lease as the same may be extended from time to time. This inclusion of the preceding sentence shall not be construed as Landlord’s permission for Tenant to hold over.

18.16 Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises to Landlord in good order, condition and repair, except for reasonable wear and tear or as otherwise provided in Articles 7, 10 and 11. Tenant shall not commit or allow any waste or damage to be committed on any portion of the exterior walls, roof or slab. All property that Tenant is required to surrender shall become Landlord’s property upon the termination of this Lease. Landlord may cause any of said personal property that is not removed from the Premises within thirty (30) days after the date of any termination of this Lease after request to do so by Landlord to be removed from the Premises and stored at Tenant’s expense, or, at Landlord’s election said personal property thereafter shall belong to Landlord without the payment of any consideration, subject to the rights of any person holding a perfected security interest therein.

18.17 Rules and Regulations. At all times during the Term, Tenant shall comply with rules and regulations (“Rules and Regulations”) for the Building and the Lot, as set forth in Exhibit “E” (and such amendments as Landlord may reasonably adopt), attached hereto and by this reference made a part hereof. Tenant hereby acknowledges that Tenant shall not use in excess of Tenant’s pro rata share of the Building’s total parking spaces as more particularly set forth in Section 9.3 hereof. Landlord agrees that the Rules and Regulations shall not be changed or revised or enforced in any unreasonable way by Landlord, nor enforced or changed by Landlord in such a way as to interfere with the Permitted Uses. In the event any other tenant or occupant of the Building fails to comply with the Rules and Regulations, and such non-compliance unreasonably interferes with Tenant’s use of the Building, Premises, or Lot, Landlord shall use reasonable efforts to make such other tenants and/or occupants comply with the Rules and Regulations.

18.18 No Nuisance. Tenant shall conduct its business and control its agents, employees, invitees and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building.

18.19 Broker. Landlord and Tenant each warrants that it has had no dealings with any real estate broker or agent other than Colliers International (“Broker”) in connection with the negotiation of this Lease, and that it knows of no other real estate broker or agent who is entitled to any commission or finder’s fee in connection with this Lease. Each party agrees to indemnify and hold harmless the other from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, reasonable attorneys’ fees and costs) with respect to any leasing commission or equivalent compensation arising out of any claims made by any broker or agent other than Broker. Landlord shall indemnify Tenant for and hold Tenant harmless from and against any and all claims of any person (including Landlord’s broker) other than Tenant’s broker making a claim based on its representation and/or alleged representation of Landlord in connection with this Lease and all liabilities arising out of or in connection with such claim. Landlord shall be responsible for payment of a commission as set forth in its separate agreement with Colliers International.

18.20 Landlord’s Right to Perform. Upon Tenant’s failure to perform any obligation of Tenant hereunder, including without limitation, payment of Tenant’s insurance premiums, charges of contractors who have supplied materials or labor to the Premises, etc., Landlord shall have the right to perform such obligations of Tenant on behalf of Tenant following notice to Tenant and failure by Tenant to perform within thirty (30) days following receipt of notice thereof. Tenant shall reimburse Landlord the actual cost of Landlord’s performing such obligation on Tenant’s behalf, including reimbursement of any amounts that may be expended by Landlord, plus interest thereon at the Interest Rate.

18.21 Mortgage Protection. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release of such obligations or a termination of this Lease unless (a) Tenant has given notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises whose address shall have been furnished to Tenant, and (b) Tenant offers such beneficiary or mortgagee a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or of judicial foreclosure, if such should prove necessary to effect a cure. The foregoing shall not apply to the termination of the Lease pursuant to Section 3.4.

18.22 Abatement of Rent. Except as otherwise expressly provided in this Lease, in the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of any damage or destruction to the Premises or any repair, maintenance or alteration performed by Landlord after the Lease Term Commencement Date and required by the Lease, which substantially interferes with Tenant’s use of the Premises, or the failure of any utility for any cause except that of Tenant or anyone acting under Tenant, or because of an eminent domain proceeding or because of the presence of Hazardous Materials in, on or around the Building, the Premises or the Lot which could, in Tenant’s reasonable business judgment with respect to Hazardous Materials pose a health risk to occupants of the Premises, then Tenant’s Rent shall be abated or reduced, as the case may be, for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total Rentable Area. However, in the event that Tenant is prevented from conducting, and does not conduct, its business in any portion of the Premises for a period of time, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time during which Tenant is so prevented from effectively conducting its business therein, the Rent for the entire Premises shall be abated in its entirety; provided, however, that if Tenant reoccupies and conducts its business from any portion of the Premises during such period, the rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total Rentable Area, shall be payable by Tenant from the date such business operations commence. If Tenant’s right to abatement occurs during the Rent Free Period, such Rent Free Period shall be extended for the number of days that the abatement period overlapped the Rent Free Period (the “Overlap Period”). Tenant shall have the right to extend the Lease Term for a period of time equal to the Overlap Period if Tenant sends a written notice to Landlord of such election within ten (10) days following the end of the extended Rent Free Period. If Tenant’s right to abatement occurs because of an eminent domain taking and/or because of damage or destruction to the Premises or Tenant’s property, Tenant’s abatement period shall continue until Tenant has been given sufficient time, and sufficient access to the Premises, to rebuild the portion of the Premises it is required to rebuild, to install its property, furniture, fixtures, and equipment and to move in over one (1) weekend.

Subject to the provisions above, Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the Rent herein reserved be abated by reason of any failure to furnish or delay in furnishing any services required to be provided by Landlord when such failure or delay is caused by any condition beyond the reasonable control of Landlord, or, except as otherwise expressly provided in Section 6.3, the limitation, curtailment, rationing or restriction on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or the Building.

18.23 Location of Outdoor Equipment Including Solar Panels. With the exception of Solar Panels (defined below) Tenant shall not locate any Equipment (as hereinafter defined) on the roof unless equipment space inside the Premises or on the exterior of the Building is unavailable. Further, Tenant shall not locate any equipment at any other location outside the Premises without Landlord’s prior written consent. Tenant shall screen or cover any of its rooftop equipment if required by the City of Berkeley.

Subject to the foregoing, Landlord hereby agrees that Tenant may at its sole cost and expense install, operate, maintain, repair, replace, upgrade and remove renewable energy systems such as photovoltaic panels and thermal energy systems and related equipment (“Solar Panels”) on the Building’s roof. Tenant shall also have the right to use the pathways, shafts, risers, raceways, service areas and utility connections and entries into and through the Building necessary to use the Solar Panels. Landlord shall have a reasonable right of review and approval including, but not limited to, the location of the Solar Panels with respect to any structural, roof and waterproofing membrane integrity and aesthetic impacts. Tenant shall comply with all local and state ordinances applicable to the installation of any Solar Panels, and shall obtain all licenses and permits required to install and operate the Solar Panels, and Landlord agrees to cooperate with Tenant in connection therewith at no additional cost to Tenant. Further, Tenant shall provide Landlord with plans prepared by a structural engineer reasonably approved by Landlord opining that the Solar Panels will not affect the integrity of the roof or supporting structures. Any Solar Panels installed in, on or about the Building shall belong solely to Tenant and may be removed by Tenant at any time at its sole risk and expense; provided that Tenant shall repair any damage caused by said removal and restore the roof to its condition prior to the installation of the Solar Panels, normal wear and tear excepted.

18.24 Modification for Lender. If, in connection with obtaining construction, interim or permanent financing for the Building, the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

18.25 Recording. Tenant shall not record this Lease nor a short form memorandum thereof without the consent of Landlord which may be withheld in Landlord’s sole discretion.

18.26 Entire Agreement. This Lease and the Exhibits hereto set forth all covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the Premises, Building and Lot, and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between Landlord and Tenant other than as are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by Landlord and Tenant.

18.27 Roof Penetration. All roof penetrations necessary for any additional improvements which Tenant wishes to make in addition to the Tenant Improvements to be installed by Landlord shall be made, at Landlord’s option, by Landlord’s contractor or a contractor approved in writing by Landlord. All costs reasonably incurred by Landlord’s contractor shall be charged to Tenant, and Tenant shall reimburse Landlord within thirty (30) days of receipt of Landlord’s invoice therefor.

18.28 Zoning Changes. Should the zoning ordinance of the city or municipality in which the Premises is located make it impossible for Landlord or Tenant, as the case may be, using diligent and timely effort, to obtain necessary permits and to construct, repair and/or rebuild the Premises so that Tenant is unable to reasonably conduct its business as contemplated on the Premises, then Tenant may terminate this Lease.

18.29 Counterparts. This Lease may be executed in counterparts, each of which shall be deemed a part of an original and all of which together shall constitute one (1) agreement. Signature pages may be detached from the counterparts and attached to a single copy of this Lease to form one (1) document.

18.30 Landlord Lien Waiver. Landlord acknowledges Tenant’s right to finance and to secure under the Uniform Commercial Code, inventory, furnishings, furniture, equipment, machinery, leasehold improvements and other personal property located in or at the Premises, and Landlord agrees to execute commercially reasonable waiver forms releasing any statutory and/or common law liens in its favor for the benefit of any purchase money seller, lessor or lender who has financed or may finance in the future such items. Without limiting the effectiveness of the foregoing, provided that an Event of Default shall not have occurred or has been cured within the applicable cure period, Landlord shall, upon the request of Tenant, and at the Tenant’s sole but reasonable cost and expense, execute and deliver any instruments necessary or appropriate to confirm any such lien release.

18.31 Force Majeure. Except for Landlord’s or Tenant’s obligations to timely pay any monetary amounts due hereunder, neither party shall be in default hereunder if such party is prevented from performing any of its obligations hereunder due to any accident, breakage, strike, shortage of materials, acts of God or other causes beyond such party’s reasonable control.

19.	ADDITIONAL PROVISIONS

19.1 Arbitration. With the exception of the arbitration provisions which shall specifically apply to Section 4.6 (Fair Market Rental Rate) and the provisions of the Unlawful Detainer provisions under applicable California Civil Code (the “Unlawful Detainer Statutes”) which shall apply in the event of the non-payment by Tenant of Monthly Rent and Additional Rent pursuant to the terms of this Lease, the provisions of this Section 19.1 contain the sole and exclusive method, means and procedure to resolve any and all disputes or disagreements arising out of or in connection with this Lease, including whether any particular matter constitutes, or with the passage of time would constitute, an Event of Default . The parties hereby irrevocably waive any and all rights to the contrary and shall at all times conduct themselves in strict, full, complete and timely accordance with the provisions of this Section. Any and all attempts to circumvent the provisions of this Section shall be absolutely null and void and of no force or effect whatsoever. As to any matter submitted to arbitration to determine whether it would, with the passage of time, constitute an Event of Default, such passage of time shall not commence to run until any such affirmative determination, so long as it is simultaneously determined that the challenge of such matter as a potential Event of Default was made in good faith, except with respect to the payment of money. With respect to the payment of money, such passage of time shall commence to run only if the party which is obligated to make the payment does in fact make the payment to the other party. Such payment can be made “under protest,” which shall occur when such payment is accompanied by a good-faith notice stating why the party has elected to make a payment under protest. Such protest will be deemed waived unless the subject matter identified in the protest is submitted to arbitration as set forth in the following:

(a) Arbitrator. Within ten (10) days after delivery of written notice (“Notice of Dispute”) of the existence and nature of any dispute given by any party to the other party, and unless otherwise provided herein in any specific instance, the parties shall apply to the American Arbitration Association for resolution of the dispute by a single arbitrator.

(b) Duty. Consistent with the provisions of this Section, the arbitrator shall utilize his or her utmost skill and shall apply himself or herself diligently so as to hear and decide the outcome and resolution of any dispute or disagreement submitted to the arbitrator as promptly as possible, but in any event on or before the expiration of thirty (30) days after the appointment of the arbitrator. The arbitrator shall have no liability whatsoever for any acts or omissions performed or omitted in good faith pursuant to the provisions of this Section.

(c) Authority. The arbitrator shall (i) enforce and interpret the rights and obligations set forth in the Lease to the extent not prohibited by law, (ii) fix and establish any and all rules as he or she shall consider appropriate in his or her sole and absolute discretion to govern the proceedings before him or her, including any and all rules of discovery, procedure and/or evidence, and (iii) make and issue any and all orders, final or otherwise, and any and all awards, as a court of competent jurisdiction sitting at law or in equity could make and issue, and as he or she shall consider appropriate in his or her sole and absolute discretion, including the awarding of monetary damages (but shall not award consequential damages to either party and shall not award punitive damages except in situations involving knowing fraud or egregious conduct condoned by, or performed by, the person who, in essence, occupies the position which is the equivalent of the chief executive officer of the party against whom damages are to be awarded), the awarding of reasonable attorneys’ fees and costs to the prevailing party as determined by the arbitrator in his or her sole and absolute discretion, and the issuance of injunctive relief. If the party against whom the award is issued complies with the award, within the time period established by the arbitrator, then no Event of Default will be deemed to have occurred, unless the Event of Default pertained to the non-payment of money by Tenant or Landlord, and Tenant or Landlord failed to make such payment under protest.

(d) Appeal. The decision of the arbitrator shall be final and binding, may be confirmed and entered by any court of competent jurisdiction at the request of any party, and may not be appealed to any court of competent jurisdiction or otherwise except upon a claim of fraud on the part of the arbitrator, or on the basis of a mistake as to the applicable law. The arbitrator shall retain jurisdiction over any dispute until its award has been implemented, and judgment on any such award may be entered in any court having appropriate jurisdiction.

(e) Compensation. The arbitrator shall be compensated for any and all services rendered under this Section according to the schedule set by the American Arbitration Association. Such compensation and reimbursement shall be borne by the nonprevailing party as determined by the arbitrator in his or her sole and absolute discretion.

It is the understanding of the parties hereto that in the event a dispute or disagreement between Landlord and Tenant shall involve the type and amount (as may be amended by applicable laws) that could come under the jurisdiction of the local small claims court, the parties shall submit such dispute or disagreement to such small claims court for resolution. The decision of the small claims court shall be final and binding on the parties hereto.

19.2 Premises Security. Subject to Landlord’s reasonable approval, Tenant shall be entitled, at its sole cost, to install its own security systems for the Premises, which shall be located within the Premises and which shall not interfere with the Building systems. Landlord shall not be required to provide security or security services for the Premises or the Building.

19.3 When Payment Is Due. Whenever a payment is required to be made by one party to the other under the Lease, but a specific date for payment or a specific number of days within which payment is to be made is not set forth in the Lease, or the words “immediately,” “promptly” and/or “on demand,” or their equivalent, are used to specify when such payment is due, then such payment shall be due ten (10) days after the party which is entitled to such payment sends written notice to the other party demanding such payment.

19.4. Corporate Resolution. Upon Landlord’s request, Tenant shall provide a resolution passed by its Board of Directors authorizing the corporation to enter into this Lease and authorizing and directing the corporation’s authorized signatory to execute the Lease.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date first above written.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

“Landlord”

CEDAR/FOURTH STREET PARTNERS,

a California general partnership

By:	/s/ Thomas J. Gram
Thomas J. Gram
Its: General Partner

/s/ Edmund B. Taylor, Jr.
Edmund B. Taylor, Jr.
Its: General Partner

“Tenant”

ANNIE’S, INC.,

a Delaware corporation

By:	/s/ John Foraker
John Foraker
Its: Chief Executive Officer

EXHIBIT A

BUILDING FLOOR PLAN AND PREMISES

OPEN OFFICE
RECEPTION ROOM
FRONT ENTRY
OFFICE
OPEN OFFICE
SUPPLY ROOM
LOADING DOCK
LOADING DOCK
WAREHOUSE
WAREHOUSE
BIKE SHOP
LOADING DOCK
GYM
THEATER
DANCE
CAFETERIA
OPEN OFFICE
CORRIDOR
1 GROUND FLOOR PLAN

PHILIP BANTA & ASSOCIATES

1609 FOURTH ST.
BERKELEY, CA 94710

OVERALL GROUND FLOOR PLAN

AS NOTED

A1.01

EXHIBIT B

PRELIMINARY PLANS

EXIT
EXIT
EXIT
TENANT 1
(N) GARDEN AREA
7 PARKING SPACES TO BE REMOVED
WAREHOUSE

TYPICAL CONSTRUCTION NOTES

1. ALL DOOR OPENINGS OFFSET FROM PERPENDICULAR WALL 4" U.O.N.
2. THE CONTRACTOR SHALL REVIEW ALL DOCUMENTS AND VERIFY ALL DIMENSIONS AND FIELD CONDITIONS AND SHALL CONFIRM THAT WORK IS BUILDABLE AS SHOWN. ANY CONFLICTS OR OMISSIONS, ETC. SHALL BE IMMEDIATELY REPORTED TO THE ARCHITECT FOR CLARIFICATION PRIOR TO THE PERFORMANCE OF ANY WORK IN QUESTION.
3. WHEN THE CONTRACTOR ACCEPTS DELIVERY OF ALL ITEMS NOTED ON PLANS WHETHER IN CONTRACT OR NOT IN CONTRACT, HE SHALL BE RESPONSIBLE FOR LOSS AND/OR DAMAGE TO THESE ITEMS.
4. THE CONTRACTOR SHALL MAINTAIN FOR THE ENTIRE DURATION OF THE WORK ALL EXITS, EXIT LIGHTING, FIRE PROTECTIVE DEVICES AND ALARMS IN CONFORMANCE WITH ALL APPLICABLE CODES AND ORDINANCES.
5. THE CONTRACTOR SHALL COORDINATE ALL WORK WITH MECHANICAL, ELECTRICAL PLUMBING, FIRE-PROTECTION, DESIGN/BUILD CONTRACTORS AND SUBMIT ALL DRAWINGS TO ARCHITECT FOR REVIEW PRIOR TO CONSTRUCTION.
6. ALL DIMENSIONS ARE TO FACE OF FINISH U.O.N.
7. DO NOT SCALE DRAWINGS, WRITTEN DIMENSIONS GOVERN ALL PARTITION LOCATIONS. ALL DOOR OPENING LOCATIONS SHALL BE SHOWN ON FLOOR PLAN. IN CASE OF CONFLICT, NOTIFY ARCHITECT BEFORE PROCEEDING. FLOOR PLAN BY ARCHITECT SUPERSEDES OTHER DRAWINGS.
8. ALL CLEAR DIMENSIONS SHALL BE MAINTAINED ALONG FULL HEIGHT AND FULL WIDTH OF ALL MATERIALS DIMENSIONED, DO NOT ADJUST ANY DIMENSIONS MARKED "CLEAR" OR "CLR" WITHOUT WRITTEN INSTRUCTION FROM THE ARCHITECT. ALL DIMENSIONS "CLEAR" OR "CLR" SHALL BE MAINTAINED AND SHALL ALLOW FOR THICKNESS OF ALL FINISHES INCLUDING CARPET, PADS, TILE, VCT, ETC. IF UNABLE TO LOCATE DIMENSIONS FOR ANY ITEM OF WORK, CONSULT WITH THE ARCHITECT TO OBTAIN CLARIFICATION BEFORE PROCEEDING WITH CONSTRUCTION.
9. "TYP" SHALL MEAN THAT THE CONDITION IS REPRESENTATIVE FOR SIMILAR CONDITIONS THROUGHOUT, UNLESS OTHERWISE NOTED, DETAILS ARE USUALLY KEYED AND NOTED "TYP." ONLY WHEN THEY FIRST OCCUR.
10. "SIM." SHALL MEAN COMPARABLE CHARACTERISTICS FOR THE CONDITION NOTED. VERIFY DIMENSIONS AND ORIENTATION ON PLANS AND ELEVATIONS.
11. "ALIGN" MEANS ACCURATELY LOCATE FINISH FACES IN SAME PLANE.
12. COLUMN CENTER LINE (OR GRID LINES) ARE SHOWN FOR REFERENCE DIMENSIONING, VERIFY EXACT LOCATIONS IN FIELD.
13. CONTRACTOR SHALL MARK LOCATIONS OF PARTITIONS AND DOORS FOR REVIEW BY THE ARCHITECT, PRIOR TO INSTALLATION, REVIEW WILL BE FOR DESIGN INTENT. CONTRACTOR SHALL COORDINATE AND VERIFY ALL CONDITIONS TO INSURE PROPER FIT.
14. WHERE NEW PARTITIONS ALIGN WITH EXISTING ELEMENTS, THE CONTRACTOR SHALL REMOVE EXISTING CORNER BEADS, REINFORCEMENT AND EXISTING GYPSUM BOARD COMPOUND TO ALLOW SURFACES TO BE TAPED AND FILLED SMOOTH.
15. ALL METAL STUDS SPANS WITH GAUGES NEEDED TO COMPLY WITH MANUFACTURERS RECOMMENDATIONS FOR MAXIMUM DEFLECTIVE SPANS.
16. THE CONTRACTOR SHALL PROVIDE BACKING FOR ALL CASEWORK, COUNTERS, FIXTURES AND SPECIAL EQUIP., U.O.N. VERIFY MOUNTING HEIGHTS OF BACKING PLATES AND INTERIOR WALL BRACING WITH SUPPLIERS, MANUFACTURERS AND INSTALLERS.
17. THE CONTRACTOR SHALL PROVIDE SUBMITTALS FOR ALL SHOP DRAWINGS, FOR FABRICATED ITEMS
 - CATALOG CUTS OF ALL FIXTURES AND EQUIPMENT, AND SAMPLES OF ALL FINISHES CALLED FOR TO THE ARCHITECT FOR APPROVAL TWO (2) WEEKS PRIOR TO FABRICATION/PURCHASING.
18. ALL NEW PARTITIONS SHALL BE CAPABLE OF CARRYING A 5 PSF HORIZONTAL LOAD.

5'-2" R.O.
SIDE LIGHT FULL HEIGHT VISION PANEL (APPLIES TO OPP. HAND AS WELL)

(2) ENLARGED OFFICE DOORWAY AND SIDE LIGHT (TYP)
SCALE: 1/4"=1'-0"
TYPICAL UNLESS OTHERWISE NOTED

EXISTING WALL TO BE REMOVED
EXISTING WALL TO REMAIN
NEW WALL TO 10'-0" HIGH
NEW FULL HEIGHT WALL TO EXISTING CEILING
NEW FULL HT SOUND WALL
EXISTING FULL HEIGHT WALL TO BE REDUCED TO 10' HIGH

0' 10' 20' 30'
SCALE

NOT FOR CONSTRUCTION

(1) GROUND FLOOR PLAN FOR TENANT 1
SCALE: 3/32"=1'-0"

PHILIP BANTA & ASSOCIATES

1609 FOURTH ST.
BERKELEY, CA 94710

PROPOSED FLOOR PLAN FOR TENANT 1

JOB NUMBER	1013
SCALE	VARIES
DATE	11/11/10
DRAWN BY	CWM
CHECKED BY	
CAD FILE	
SHEET NUMBER	

A2.00

EXHIBIT “C”

WORK LETTER AGREEMENT

(ANNIE’S, INC.)

In connection with the improvements to be installed on the Premises (the “Tenant Improvements”), the parties hereby agree as follows:

A. Premises. The Tenant Improvements for the Premises shall be designed and constructed as follows:

1. Plans and Specifications. Landlord shall retain Phil Banta of Banta and Associates (“Architect”) for the preparation of preliminary plans (“Preliminary Plans”) and Final Plans (as hereinafter defined). Landlord shall also retain a structural engineer, licensed by the State of California. Landlord shall construct the Tenant Improvements indicated on the Final Plans in accordance with the provisions of this Work Letter Agreement.

2. Final Plans. Within seven (7) business days after request by Landlord, Tenant shall furnish any additional information reasonably requested by Landlord for the preparation by Landlord’s architect, engineer or space planner of working drawings and specifications which shall be sufficient to obtain a building permit and otherwise in compliance with applicable laws, statutes, ordinances, orders, codes, regulations or requirements of all governmental or quasi-governmental authorities. Within five (5) business days after such working drawings and specifications are submitted to Landlord and Tenant, Landlord and Tenant shall approve, partially disapprove or disapprove the working drawings and specifications. The working drawings and specifications shall be (i) deemed disapproved by Tenant if Tenant fails to approve them within such five (5) business day period and (ii) deemed disapproved by Landlord if Landlord fails to disapprove them within such five (5) business day period.

If Tenant disapproves or partially disapproves the working drawings and specifications (or is deemed to have disapproved them), Tenant shall have three (3) business days after the date of disapproval to provide sufficient information to Landlord’s architect, engineer or space planner so that revised working drawings and specifications may be prepared. At Tenant’s option, this Lease shall terminate if the working drawings and specifications, after revision, are not approved by Tenant within three (3) business days after submission to Tenant. The working drawings and specifications which have been approved by Landlord and Tenant are hereinafter referred to as the “Final Plans”.

3. Cost Estimates. Promptly after the execution and delivery of the Lease, Landlord shall obtain from Contractor (as hereinafter defined), cost estimates to perform the Tenant Improvements based on the Preliminary Plans

1

4. Landlord to Construct. Landlord shall cause the Tenant Improvements to be constructed in a good and workmanlike manner in accordance with all applicable laws and in accordance with manufacturer’s instructions for all items installed. All interior construction work shall be performed by or under the supervision of a general contractor licensed by the State of California for the type of work performed. The contractor selected by Landlord and approved by Tenant to construct the Tenant Improvements is Terra Nova Industries (“Contractor”). The Contractor shall select the mechanical and electrical subcontractors based upon preliminary bids if Landlord or Tenant so requests, and such mechanical and electrical work shall be on a “design build” basis, i.e. the subcontractors will prepare working drawings for their work. All subcontractors shall be duly licensed by the State of California for the work performed, including, but not limited to, plumbing, electrical and mechanical.

5. Standards of Performance. The Tenant Improvements and all materials incorporated therein shall strictly comply with the Final Plans and shall be free from all design, materials and workmanship defects. Landlord shall use sustainable materials where ever feasible, including, without limitation, paints, sealants and other materials which have a low volatile organic compound (“VOC”) content, low energy light fixtures, and low flow plumbing fixtures. Landlord shall obtain from the Contractor a warranty of the Tenant Improvements for a period of one (1) year from the Lease Term Commencement Date. In addition, the Tenant Improvements shall strictly comply with all governmental rules, regulations, laws and building codes; and all private covenants, conditions and restrictions applicable thereto. Tenant’s approval of the preliminary plans and specifications and Final Plans shall not release Landlord from any of its obligations hereunder.

6. Tenant Improvements. The term “Tenant Improvements” shall mean all improvements shown in the Final Plans, and, to the extent specified in the Final Plans, built—ins, related cabinets, to the extent specified in the mill work or comparable contracts, all telecommunication conduit, and all carpets and floor coverings, but, except as provided above, Tenant Improvements shall not include any personal property of Tenant. Tenant Improvements shall include items for which Landlord is responsible and those upgrades for which Tenant is responsible.

7. City of Berkeley Approvals. The Parties understand that Tenant’s use and the use of the Premises as office will require the approval of the City of Berkeley, including satisfaction of West Berkeley Zoning requirements and restrictions in the West Berkeley Plan and related zoning. Landlord and its brokers have been meeting with Berkeley planning representatives on these issues. In order to avoid contradictory information, Tenant agrees to coordinate with Landlord or its brokers communications with the Planning Department.

8. Tenant Improvement Costs. The Tenant Improvements cost (“Tenant Improvement Cost”) to be paid by Landlord (“Tenant Improvement Budget”) shall include the improvements shown on the Final Plans and shall include, but not be limited to:

a. All costs of Preliminary Plans and Final Plans for the Tenant Improvements, including structural engineering costs for interior and exterior plans.

b. All costs of obtaining building permits and other necessary authorizations from the City of Berkeley and other governmental agencies for Tenant Improvement work;

2

c. All costs of interior design and finish schedule plans and specifications including as—built drawings;

d. All direct costs of procuring, constructing and installing the Tenant Improvements in the Premises, including, but not limited to, the Contractor’s construction fee for overhead and profit and general conditions and the cost of all on—site supervisory and administrative staff, office, equipment and temporary services rendered by Landlord’s contractor in connection with construction of the Tenant Improvements. Landlord shall not be entitled to a fee for its services or overhead or for supervision, profit or general conditions in connection with the Tenant Improvements;

e. Sewer connection fees;

f. Landlord shall not purchase furniture, furnishings or Tenant’s equipment. This list of items shall not be deemed inclusive, but only illustrative; and

g. Landlord shall pay for ADA compliance costs within the Premises, e.g. bathrooms, ingress and egress.

9. Tenant Improvement Allowance – Annies Recapture Space. The Original Tenant Allowance referred to in Section 17.2 of the Lease shall be calculated by including the following costs:

a. All direct costs of procuring, constructing and installing the Tenant Improvements in the Premises, including, but not limited to, the Contractor’s construction fee for overhead and profit and general conditions and the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by Contractor in connection with construction of the Tenant Improvements.

The following costs included in the original buildout will not be included in the Original Tenant Allowance calculation but will be paid for by Landlord in addition to the Tenant Improvement Cost;

(i). All costs of Preliminary Plans and Final Plans for the Tenant Improvements, including structural engineering costs for interior and exterior plans, e.g. structural plans for cutting exterior openings.

(ii) All costs of obtaining building permits and other necessary authorizations from the City of Berkeley and other governmental agencies for Tenant Improvement work;

(iii) All costs of interior design and finish schedule plans and specifications including as-built drawings

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10. Exclusions From Tenant Improvement Cost. The Tenant Improvement Cost to be paid by Landlord shall not include (and Tenant shall have no responsibility for) the following, all of which shall be at Landlord’s sole cost and expense:

a. Costs attributable to (i) work performed prior to execution of this Lease, (iii) building shell construction, (iv) building service equipment (including but not limited to elevators, staircases, bathroom plumbing fixtures unless upgraded by Tenant in which event any costs associated with such upgrade shall be paid by Tenant), and (v) improvements installed “off-site” (including but not limited to streets, curbs, gutters, traffic lights, lights for parking, and street lighting);

b. Except as provided in Section 16 of this Work Letter Agreement, costs for improvements which are not described by the Final Plans, except to the extent requested and approved in writing by Tenant;

c. Costs incurred to remove Hazardous Materials from the Premises or the surrounding area;

d. Costs incurred to make the Premises or Building comply with any applicable laws, rules, regulations, codes, statutes or ordinances;

e. Costs applicable to changes to the Final Plans requested by (a) governmental authorities as a condition to issuance of permits and approval, (b) Landlord or (c) the Contractor;

f. Attorneys’ fees and other costs incurred in connection with review, negotiation or preparation of construction contracts, and attorneys’ fees, experts’ fees and other costs of legal and arbitration proceedings to resolve construction disputes;

g. Premiums for payment, performance, mechanics’ lien, completion, and other bonds;

h. Premiums for comprehensive general liability, casualty, automobile, employer’s liability and worker’s compensation and any other insurance maintained by Landlord, or any subcontractor or material supplier during the construction period; provided, however, that the cost of Contractor’s insurance will be included;

i. Loan fees, mortgage brokerage fees, interest and other costs of financing construction costs;

j. Costs incurred as a consequence of delay or construction defects, to the extent caused by Landlord, the Contractor or their respective employees, agents or contractors;

k. Costs covered by warranties and/or insurance;

l. Restoration costs in excess of insurance proceeds as a consequence of casualty; and

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m. Penalties and late charges attributable to Landlord’s failure to timely pay construction costs in accordance with this Work Letter Agreement.

11. Excess Tenant Improvement Cost. Once the total cost of constructing the Tenant Improvements has been determined after the final Contractor’s bid(s) has been received, if the costs exceed the Tenant Improvement Budget as a result of Tenant upgrades or changes, the excess of the Tenant Improvement Cost over the Tenant Improvement Budget (“Excess Tenant Improvement Cost”) shall be paid by Tenant.

In the event of any increased costs arising from an approved change order or Tenant upgrade, Tenant shall deposit the additional Excess Tenant Improvement Cost with Landlord within five (5) business days of receipt of Landlord’s invoice therefor.

12. Termination. If the Lease is terminated prior to the Lease Term Commencement Date and prior to completion of the Tenant Improvements due to an Event of Default by Tenant or by Landlord hereunder, Tenant shall pay to Landlord or Landlord shall pay to Tenant, as the case may be, within thirty (30) days of receipt of a statement therefor, the actual and documented costs incurred by Landlord, or Tenant, through the date of termination in connection with the design and construction of the Tenant Improvements. This payment shall not limit any other rights Landlord, or Tenant, have pursuant to the default provisions of the Lease.

13. Landlord’s Improvements. In addition to constructing the Tenant Improvements, Landlord shall, at its own expense (and not as part of the Tenant Improvement Budget unless indicated otherwise), provide the following:

a. Utilities.

(i) Electrical. The Building currently has 277/480 volt, 3-phase service sufficient for Tenant’s needs. Electrical power to the Premises will be separately metered. Electrical panels and transformers are currently in place. The Building has sufficient power capacity for Tenant’s use of the Premises as set forth on the Preliminary Plans.

(ii) Gas. Gas sufficient for Tenant’s HVAC system and test kitchen is available to the Building and will be separately metered. Gas will be separately metered either by a separate meter or a submeter installed on the main Building line.

(iii) Water. Water sufficient for Tenant’s use is available.

(iv) Bathrooms/Showers. Bathrooms and Showers currently exist in the Premises in the main lobby entrance and in the common area bathrooms as shown on the Final Plans.

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(v) Telephone and Communications. Telephone connections are available to the Building. Any cost to bring in additional lines, if necessary, and connections and distribution by conduit shall be paid for by Tenant.

(vi) IT Room. Landlord will construct an IT room where shown on the preliminary plan. The specifications shall be the same as those for a “covered” office. Tenant shall be responsible for the installation of all equipment, including, but not limited to, equipment racks, conduit, cable, special fire suppression if different than sprinklers, power backup, additional HVAC, power and/or separate circuits and security.

b. Building Exterior.

(i) Windows and Doors. Existing windows in the Premises will be repaired and upgraded if necessary. Additional windows will be installed in the loading dock openings as shown on the Final Plans. All exterior doors are currently in place.

(ii) Painting. Landlord will paint the exterior pilasters of the Building.

(iii) Skylights. The existing skylights will be delivered in an “as—is” and water tight condition. Tenant may add additional skylights at its own cost subject to approval by Landlord’s structural engineer whose costs shall be paid by Tenant.

(iv) Landscaping. Existing landscaping will be retained and new landscaping will be installed in the Green Area at Landlord’s expense. Landlord’s ability to install and maintain landscaping is subject to water rationing considerations as may be promulgated by the East Bay Municipal Utility District.

(vii) Signage. Tenant may install signage on the exterior of the Building subject to Landlord’s reasonable approval and satisfaction of City of Berkeley requirements.

(viii) Roof. Landlord will deliver the roof in a water tight condition.

c. Tenant’s Premises.

(iv) Sprinklers. The sprinkler system already exists and is operational and meets City of Berkeley requirements for normal warehouse/distribution use for non stacked storage of non flammable and non hazardous materials. Any modifications, resizing, additions or additional drops associated with Tenant’s use of the Premises shall be paid from the Tenant Improvement Cost.

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(v) Premises Demising Wall. The demising wall between Tenant’s space and the remainder of the Building will be paid for by Landlord.

(vi) Plumbing. Plumbing will be delivered in an “as-is” condition. Costs for installation of additional plumbing (sewer, drains, vents, water), bathrooms, kitchen, sinks, etc. will be paid from the Tenant Improvement Cost.

(vii) Floor Covering/Treatment. Tenant shall receive an allowance of Two Dollars ($2.00) per square foot of Office Space for floor coverings and/or treatment e.g. sealed concrete finish (“Floor Covering/Treatment Allowance”). The Floor Covering/Treatment Allowance is based upon Landlord’s standard cost for commercial carpet installed. Any additional costs shall be paid by Tenant.

(viii) Paint. Paint for the Office Space will be Benjamin Moore interior latex—one-coat coverage. Any additional costs shall be paid by Tenant.

(ix) Existing Offices and Conference Rooms. Landlord will deliver all offices and conference rooms, which will remain unmodified, in the same condition as currently exists. In other words, those offices and conference rooms which currently have open ceilings will be delivered with open ceilings, and those offices and conference rooms with closed ceilings will be delivered with closed ceilings; provided, however, that the lactation room (which is currently an open ceiling room) will have a ceiling added for privacy purposes.

Except as otherwise provided herein, all other or additional costs of improving the space for Tenant’s occupancy shall be paid from the Tenant Improvement Cost.

d. Seismic Upgrade. The Building has been seismically upgraded to conform to City of Berkeley requirements for Tenant’s use. Landlord will construct additional upgrades if additional upgrades are required by applicable law, at Landlord’s sole cost.

e. ADA-Entry to Premises. Landlord shall be responsible for satisfying at its own cost ADA requirements for entry into the Premises.

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14. Tenant’s Test Kitchen and Employee Break Room. Landlord as part of the Tenant Improvement Cost will build out a Test Kitchen and Employee Break Room and area as follows:

a.	Test Kitchen. Landlord will build out the Test Kitchen to include the following:

Walls and doors/passages will be constructed in accordance with the Preliminary Plan and Final Pan. Glass wall is not included.

Electrical and plumbing for equipment will be installed as shown on Final Plans

Standard residential hood plus vent and roof penetration – Not commercial grade and does not include a roof exhaust

Floor will be sealed concrete – sealed concrete cost is included in the Floor Covering/Treatment Allowance.

No Ansul System or other fire protection except standard fire sprinklers shall be installed.

Existing air conditioning – extend to T-bar ceiling.

Vinyl rock T-Bar ceiling.

Painted walls.

Kitchen equipment to be provided by Tenant including but not limited to sinks, ovens, refrigerators, stoves, dishwasher, steel or other tables, etc.

Standard residential stove exhaust fan

Budget does not include a grease trap.

No make up air unit.

b.	Employee Breakroom and Area. Landlord will build out the Employee Breakroom and Area to include the following:

Walls and doors/passages will be constructed in accordance with the Preliminary Plan and Final Pan.

Electrical and plumbing for equipment will be installed as shown on Final Plans

Floor will be sealed concrete—sealed concrete cost is included in the Floor Covering/Treatment Allowance.

No Ansul System or other fire protection except standard fire sprinklers shall be installed.

Kitchen equipment to be provided by Tenant including but not limited to sinks, ovens, refrigerators, stoves, dishwasher, steel or other tables, etc.

Open ceiling.

16. Structural Engineering. If Tenant plans to install any extraordinary loads on the walls or floor, Tenant shall retain a structural engineer licensed by the State of California and subject to Landlord’s reasonable approval (the “Engineer”), which approval shall not be unreasonably withheld or delayed.

17. General Requirements - Tenant’s Work. The following general requirements shall apply to work performed by Tenant or by Tenant’s contractor(s), suppliers, etc. (“Tenant’s Work”).

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a. Insurance/Taxes - Tenant’s Work. Tenant shall maintain the types and levels of insurance in connection with Tenant’s Work as are more specifically set forth in Article 5 of the Lease.

b. Damages Caused by Tenant. Tenant is responsible for the proper repair of any damage to the Building or to other tenants caused by any of Tenant Work on the Premises or by Tenant’s contractor(s).

c. Clean-up - Tenant’s Work and Move-In. Tenant’s contractor, at all times, shall keep the Premises and surrounding area free of waste materials.

d. Ownership of Improvements. All items such as floor coverings, heating and air-conditioning equipment, plumbing fixtures, lights, interior partitions, etc. attached to the Building, except for business equipment and trade fixtures provided and paid for by Tenant or as otherwise expressly provided in the Lease, shall become the property of Landlord upon completion of the Premises.

e. Mechanics Liens. Tenant shall remove within ten (10) days any mechanics lien recorded against the Building or Stop Notice delivered to Landlord’s lender as a result of Tenant’s work on the Premises or Building.

18. Substantially Completed. The Tenant Improvements shall be deemed to be “Substantially Completed” and Landlord shall deliver the Premises “Ready for Occupancy” when all of the following have occurred:

a. The Contractor has certified to Landlord and Tenant in writing that the Tenant Improvements are substantially completed, except for punch—list items which do not adversely affect Tenant’s ability to use the Premises (which shall thereafter be completed by the Contractor as soon as reasonably practicable, but in any instance within thirty (30) days following such certification by the Contractor) in accordance with the Final Plans, as amended, by written and executed change orders mutually agreed to by the parties hereto, if any, such that Tenant can conduct normal business operations from the Premises.

b. The Building Department of the City of Berkeley has “signed-off” its final inspection card which entitles Tenant to occupy the Premises or has issued a Certificate of Occupancy for the Premises and Landlord has delivered a copy of the “sign off” or Certificate of Occupancy to Tenant, whichever is sooner.

c. Except for licenses normally obtained by Tenant, e.g., a business license, Landlord has obtained all other approvals from the appropriate governmental authorities required for the legal occupancy of the Premises by Tenant and Landlord has delivered copies of any such approvals to Tenant.

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d. All of the Building’s heating, ventilating, air-conditioning and plumbing, life safety, mechanical and/or electrical systems are installed and operating to the extent necessary to service the Premises.

e. All debris from Landlord’s construction work has been removed from the Premises and there is unimpeded, continuous and uninterrupted access to the Premises for the purpose of installing Tenant’s furniture, fixtures, equipment, and telecommunication and computer cabling systems.

Landlord shall deliver to Tenant one (1) week’s prior written notice stating the date that the Premises are expected to be Ready for Occupancy, or would be Ready for Occupancy were it not for any Tenant Delay. Delay of the Lease Term Commencement Date, to the extent not caused by a Tenant Delay, and Tenant’s right to cancel pursuant to Section 3.4 of the Lease shall be Tenant’s sole remedy for any delay in Landlord constructing the Tenant Improvements or making the Premises Ready for Occupancy.

19. Changes to Approved Plans for Improvements. Once the Final Plans have been finally approved by Landlord and Tenant as provided above, then thereafter Tenant shall not have the right to order extra work or change orders with respect to the construction of the Tenant Improvements without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, subject to the following:

a. In the event that Tenant requests any changes to the Final Plans, Landlord shall not unreasonably withhold its consent to any such changes, and shall grant its consent to such changes within one (1) business day after Landlord’s receipt of same, provided the changes do not create a design problem. If any changes requested by Tenant and approved by Landlord increase the cost to Landlord of constructing the Tenant Improvements shown on the Final Plans, Landlord shall provide Tenant with invoices documenting and evidencing such increased costs, and such costs shall be paid by Tenant. The costs charged by Landlord to Tenant pursuant to this Section shall be an amount equal to the actual costs incurred by Landlord to review the requested changes and revise the Final Plans, but not including the increased or decreased costs of construction plus the amount required to cause the Tenant Improvements, as reflected by revised Final Plans, to be constructed above the costs that Landlord would have had to pay to cause the Tenant Improvements to be constructed if such changes had not been made. If such changes delay Landlord’s completion of the work shown on the Final Plans, then such delay shall constitute a Tenant Delay.

b. The parties shall agree to changes required by governmental agencies, if any, and such increased cost shall be part of the Tenant Improvement cost to the extent the changes pertain to the Tenant Improvements.

All change orders requested by Tenant (a) shall be made in writing; (b) shall specify the amount of Tenant Delay (as hereinafter defined) and/or adjustment in the Lease Term Commencement Date resulting therefrom; (c) shall specify any change to the Tenant Improvements Cost resulting therefrom, and (d) shall become effective and a part of the Final Plans once approved in writing by Landlord (which approval shall be withheld or given in accordance with this Section). Landlord and Tenant shall mutually agree upon the maximum amount of Tenant Delay caused by a change requested by Tenant, based upon the advice of Contractor.

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20. Delay in Completion Caused by Tenant. Landlord and Tenant acknowledge that the date on which Landlord is required to deliver the Premises Ready for Occupancy may be delayed by the following events (each a “Tenant Delay”):

a. Tenant’s failure to submit to the Architect or the engineer the specifications and other information needed by the Architect or engineer to prepare Final Plans by the dates specified in this Work Letter;

b. Tenant’s failure to review and approve or disapprove plans prepared by Architect for the Tenant Improvements or respond to other requests for information from the Architect or Contractor in accordance with this Work Letter;

c. Change orders requested by Tenant and approved by Tenant and Landlord; or

d. Tenant’s demand for special materials or equipment that cannot be obtained by Landlord’s contractor at normal cost within a reasonable period of time, because of limited availability of the material or equipment or fabrication delays, and failure of Tenant to timely specify adequate substitutions after notice to Tenant by Landlord.

Notwithstanding the foregoing, no Tenant Delay shall be deemed to have occurred unless and until Landlord has given written notice to Tenant specifying the action or inaction which Landlord contends constitutes a Tenant Delay. If such action or inaction is not cured within one (1) business day after Tenant’s receipt of such notice, then a Tenant Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date Tenant received such notice and continuing for the number of days the Substantial Completion of the Premises was in fact delayed as a direct result of such action or inaction. Tenant shall give Landlord written notice of any latent defects in the Premises not otherwise apparent at the time Tenant took possession thereof. Upon receipt of such notice, Landlord will, with reasonable diligence, bring the Premises into satisfactory condition as required by the Lease.

The date on which Landlord is required to deliver the Premises Ready for Occupancy shall be extended by one (1) day for each day of delay caused by Tenant Delays. The date for commencement of Rent or other payments due from Tenant shall not be extended for Tenant Delays.

21. Delivery of Possession and Acceptance Agreement. As soon as the Tenant Improvements are Ready for Occupancy, as defined above, and prior to Tenant’s move into the Premises, Landlord and Tenant shall together walk through and inspect such Improvements so completed, using their best efforts to discover all incomplete or defective construction. The parties shall prepare a written “punch-list” signed by both parties, describing any items of incomplete or defective construction which are to be completed by Landlord/Contractor within thirty (30) days following the approval of such punch-list, or as soon thereafter as reasonably practicable. The “punch-list” shall not include any damage caused by Tenant in connection with its fixturing, move-in

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or use of the Tenant Improvements. Landlord shall use its best efforts to complete and/or repair any items on the “punch-list” within thirty (30) days after the parties have prepared the “punch-list”; provided, however, that if a longer time is reasonably needed by Landlord to complete such items within the thirty (30) days after preparation the “punch-list”, and thereafter with all due diligence and in good faith prosecute the same to completion. After such inspection has been completed, such “punch-list” is developed, and all “punch-list” items have been corrected, each party shall sign a Commencement Date Memorandum as set forth in the Lease.

22. Tenant’s Representative:

a. Authority. Throughout the period of design and construction of the Tenant Improvements, Tenant shall make a representative available on the site, or by phone, during normal business hours. The representative shall have authority to make binding decisions on behalf of Tenant regarding change orders and other areas in which Tenant’s consent or advice is required or desired. Each decision shall be made by the representative as soon as reasonably possible so as not to delay the progress of construction.

b. Tenant Authorized Representative. The initial authorized representative of Tenant shall be Larry Waldman (“Authorized Representative”). Tenant shall have the right to change its Authorized Representative at any time upon notice to Landlord.

c. Notices for purposes of this Work Letter Agreement may be given orally by telephone, email in person, or by facsimile transmission as long as receipt thereof is confirmed by the sending machine.

23. Tenant’s Right to Install Trade Fixtures. When the construction of the Tenant Improvements for the Premises has proceeded to the point where Tenant’s work of installing its fixtures, telephone system, equipment, wiring, modular furniture, testing and dry-runs of networking in the Premises can be commenced in accordance with good construction practices, Landlord shall notify Tenant to that effect as provided in Section 3.3 of the Lease and shall permit Tenant, and its authorized representatives and contractors, to have access to the Premises for the purpose of installing these items. Any such installation work by Tenant, or its authorized representatives and contractors, shall be undertaken at their sole risk, free from Rent, and upon the following conditions:

a. If entry into the Premises by Tenant, its representatives or contractors unreasonably interferes with or delays Landlord’s construction work, then within twenty-four (24) hours after receipt of notice of such fact to Tenant, (i) Tenant shall cause the party responsible for such interference or delay to leave that portion of the Premises causing such interference; or (ii) Tenant shall cause to be taken such other steps as may reasonably be necessary to alleviate such interference or delay;

b. Any contractor used by Tenant in connection with such entry and installation shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld; and

c. If Tenant’s use of non-union contractors causes or threatens to cause any strike or other labor dispute which materially and adversely affects construction of the Tenant Improvements, then upon Landlord’s demand, Tenant shall withdraw its contractors and representatives from the Premises or take such other steps (i.e., off-hours work) as shall reasonably be appropriate to remedy the situation.

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24. Effect of Work Letter Agreement. In the event of any inconsistency between this Work Letter Agreement and the Lease, the terms of this Work Letter Agreement shall prevail. Capitalized terms not otherwise defined in this Work Letter Agreement shall have the meaning given to such terms in the Lease.

25. Time Table. The following actions/events and the time for each party to perform the respective actions shall be used as a guideline by the parties. ESTIMATES

Action	Date or Time for Performance

Preparation of Preliminary Plans	Completed

Approval of Preliminary Plans by Tenant	Completed

Execution of Lease by Tenant	11/8/10

Commence Demolition/Construction	11/15/10

Preparation of Final Plans	11/15/10

Approval of Final Plans by Tenant (exclusive of mechanical and electrical portions thereof)	11/19/10

Submission of Final Plans for Permitting	11/19/10

Approval of Final Construction Costs by Landlord and Tenant	11/30/10

Completion of Tenant Improvements	1/15/11

Each of the above actions is dependent on and related to the others. Any delay in completing an action will possibly result in delays in completion of other actions.

26. Suspension of Tenant Improvements. In the event that, at any time and from time to time and for any reason, Tenant elects not to proceed with or to suspend (i) the design or construction of the Tenant Improvements, or (ii) the move into the Premises, then, such election

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shall not excuse any performance of Landlord under the Lease or this Agreement, and shall not result in an Event of Default. The only economic consequence to Tenant as a result of such election shall be that the Lease Term Commencement Date shall occur in accordance with the terms of Section 3.1 of the Lease and Tenant’s obligation to pay Rent shall begin, subject to the Rent Abatement Period. In the event following Tenant’s election not to proceed with or to suspend the design of construction of the Tenant Improvements, Tenant shall then elect to proceed with the design or construction of the Tenant Improvements, Tenant shall be responsible for any and all increase in the cost of the design and construction of the Tenant Improvements as a result thereof.

27. No Miscellaneous Charges. Neither Tenant nor the Contractor shall be charged for parking (to the extent parking is available) or for the use of electricity, water, HVAC or security during the construction of the Tenant Improvements.

28. Work Performed by Landlord or by Contractors or by Entities Designated by Landlord; Landlord Delay. In the event that Landlord performs any work for Tenant in connection with the Tenant Improvements, Landlord shall be paid an amount equal to the actual costs reasonably incurred by Landlord, except for the limitations on direct compensation to Landlord as stated in Section 8 in performing such work. In the event that Landlord requires Tenant to use specified contractors or entities (such as mechanical, electrical, plumbing, engineering, or other contractors), Landlord shall cause such contractors or entities to charge Tenant for such work an amount equal or lower than the cost such contractors or entities charge Landlord for similar work performed for Landlord’s own account. If Substantial Completion of the Tenant Improvements is delayed by a Landlord Delay, the Early Occupancy Period (including the abatement of Rent) and the Lease Term Commencement Date shall be extended by each day of such Landlord Delay. A “Landlord Delay” means delay in Landlord’s delivery of the Premises Ready for Occupancy as a result of: (i) Landlord’s failure to respond to submissions of drawings and specifications within the time periods required above, and (ii) any other delays caused by Landlord or its employees, contractors or agents. To the extent Tenant incurs increased design or construction costs because of the untimeliness of, or errors or omissions committed by, such contractors or entities, such increased costs will be reimbursed by Landlord to Tenant within thirty (30) business days of receipt of an invoice from Tenant documenting and evidencing such costs and such reimbursement shall be in addition to, and not deducted from, the Tenant Improvement Cost.

Signatures on Next Page

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TENANT:

ANNIE’S, INC.
a Delaware corporation

BY:	/s/ John Foraker	DATE: 11/11/10
John Foraker
Its: Chief Executive Officer

LANDLORD:

CEDAR/FOURTH STREET PARTNERS a California partnership

BY:	/s/ Thomas J. Gram	DATE: 11/15/10
Thomas J. Gram,
ITS: General Partner

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EXHIBIT D

GREEN SPACE NOTES

1.	The patio area and walkway to the 5th Street gate will consist of a to-be-determined hardscape-like flagstone. The vegetable bed area will be a pea-gravellike material for better drainage

2.	A 7’ high, chain link fence with colored slats will be installed around the new patio/garden area for privacy and security.

3.	Two (2) 4’ wide pedestrian gates will be installed. One will allow access from the parking lot. The other will allow access from 5th Street. The gates will be opened via numbered keypads.

4.	Ten (10) vegetable planter boxes (8’2”L x 4’2”W x 2’H) will be provided for tenants to use; five (5) boxes will be allocated to each tenant. The boxes will be manufactured from ~40% recycled materials.

5.	Four (4) 8’ benches and twelve (12) 4’ benches will be provided along the edge of the vegetable planters for employees or visitors to sit. The materials for the benches are to be determined.

6.	At least four (4) fruit-bearing trees will be planted in pots in the vegetable garden area.

7.

Ten (10) vertical planters (“Woolly Pockets”) will be installed on the concrete Building wall opposite the parking lot. Six (6) will be ~10’ long and four (4) will be ~6’ long (each pocket is 22”D x 15”H). The ~42 pockets will be planted with edible plants and herbs.

8.	At least seven (7) pots will be placed along the interior perimeter of the fence for vines and/or fruit bearing trees to cover the fence. Exact locations to be determined.

9.	Six (6) pots will be planted along the wall with the roll-up doors. Exact locations to be determined.

10.	Hanging planters will be placed in front of the roll-up doors.

11.	Worm bin(s) will be included in the vegetable garden area for composting. Because of the problems associated with them, other composting bins will not be allowed without prior approval from Owner.

12.	A hose bib will be installed in the vegetable planter box area for hand watering.

13.	A drip irrigation system will be installed for the pots and pockets.

14.	A portable basketball hoop will be located in front of the roll-up door closest to the parking lot.

15.	A portable propane barbecue will be provided for the patio area.

16.	Patio furniture consisting of 5 tables with chairs will be provided by Owner

17.	The roll-up doors, awning, stair railing, warehouse door and metal bollards will be painted.

18.	The rubber bumpers around the two roll-up doors closest to the warehouse stairs will be removed.

19.	The two load levelers closest to the warehouse stairs will be removed and filled in flush with the building wall and warehouse floor.

Drip irrigation to run along top
of awning and top of building
ingress/egress
planted to grow on fence

EXHIBIT “E”

RULES AND REGULATIONS

1609 Fourth Street

1610 Fifth Street

Berkeley

1. Public Areas. The sidewalks, entrances, concourse, and public corridors shall be used only as a means of ingress and egress and shall remain unobstructed at all times.

2. Garbage. Garbage shall be disposed of as follows:

a. All food waste/garbage from food preparation activities shall be disposed of in a City-approved compost facility on site or in a garbage disposal in Tenant’s kitchen.

b. All dry trash shall be sealed in plastic bags and disposed of in dumpsters provided by Tenant in an area designated by Landlord.

c. To the extent feasible and subject to the availability of and rules of an on-site pickup service, Tenant shall separate as required and recycle paper, aluminum/metal cans and glass.

3. Deliveries. All deliveries and pickups by truck shall be made at the loading area on Fifth Street and trucks and other vehicles shall not block driveways. Small packages delivered by Fed Ex or UPS etc may be delivered at the main entry

4. Heavy Equipment. Tenant shall not place or install in the Premises any equipment which exceeds 300 pounds per square foot. Tenant shall provide Landlord with size, weight and proposed location of all unusually heavy equipment which Tenant proposes to install in its Premises. Landlord’s structural engineer may prescribe specific locations for unusually heavy equipment or may prohibit such equipment without additional structural reinforcement, which shall be performed by Landlord’s contractor at Tenant’s expense.

5. Odors, Vibrations and Noises. Tenant shall not expel from its premises any excessive and noxious odors, nor shall it emit excessive noise, i.e. noise which disturbs the business operations of other tenants or neighbors in the area.

6. Exterior Equipment. Tenant shall not install any equipment on the exterior of the Premises without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. Equipment shall include, but not be limited to, transformers, compressors, exhaust equipment, heating and air-conditioning, solar panels and like equipment.

7. Parking. Tenant and its employees shall observe reasonable parking restrictions promulgated by Landlord, such as designating loading areas, compact car stalls, requirement that employees park in only one space and designation of reserved spaces to allow tandem parking as required by the City of Berkeley, so long as the rules do not discriminate against any Tenant and do not reduce the number of space available below that required by the City of Berkeley.

If in Landlord’s reasonable opinion the parking areas are becoming congested, Landlord may install a permit parking system pursuant to which each tenant will receive that number of permits which satisfies the Berkeley parking requirements for the specific uses of each tenant. For example, if tenant has 10,000 sf of office, it will receive 20 permits for that space (2 per 1000 sf).

Landlord reserves the right to designate a limited number of spaces as reserved for specific tenants near the subject tenant’s main entry area.

CEDAR/FOURTH STREET PARTNERS

5801 CHRISTIE AVENUE, SUITE 680

EMERYVILLE, CALIFORNIA 94608

(510) 654-7500

FAX (510)-547-7068

November 11, 2010

OPTION AGREEMENT

(Purchase of Furniture)

THIS Option Agreement (“Agreement”), is made as of this 15th day of November 2010, by and between Cedar/Fourth Street Partners, a California partnership (“Cedar”) and Annie’s, Inc., a Delaware corporation (“Annie’s”) for the right to purchase certain built in furniture located in that building commonly known as 1610 Fifth Street (the “Building”) located in the City of Berkeley, California. The parties hereto agree that the Agreement shall be upon the terms and conditions contained below.

1. Option to Purchase. Cedar shall have the right, but not the obligation, to purchase certain built in office furniture (the “Furniture”) constructed by Berkeley Mills Furniture currently located on the 5th Street side of the Building. The furniture was originally purchased and installed by ClifBar, Inc when it occupied the Building. Annie’s will purchase the furniture from ClifBar in conjunction with its occupancy of a portion of the Building.

2. Purchase Price. The purchase price will be that amount paid by Annie’s to ClifBar for the furniture or $10,000.00.

3. Exercise of Option. Cedar or its successor shall exercise its option at least 30 days prior to the date that Annie’s vacates the Building. If the option is not timely exercised, then this right to purchase shall become null and void. Notice of exercise of the option shall be in writing and delivered according to the Notice provisions of the Lease executed between the Parties.

4. Payment of Purchase Price. The Purchase Price shall be paid concurrently with exercise of the option, i.e. concurrently with delivery of Notice of exercise.

5. “As Is Where Is” Cedar shall take the furniture in its then ‘as is where is’ condition. Annie’s shall not be required to repair or refinish the furniture. Further, Annie’s will not guaranty that all of the furniture will remain in the Building—it may replace portions of the Furniture within its sole discretion.

6. Description of Furniture. The Furniture is described as the built in desks and associated pieces installed in the former original offices of ClifBar—the southern portion of the Office Area and as generally shown on the photographs attached hereto as Exhibit A.

CEDAR/FOURTH STREET PARTNERS,

a California partnership

By:	/s/ Thomas J. Gram
Thomas J. Gram
Its: General Partner

ANNIE’S, INC.,

a Delaware corporation

By:	/s/ John Foraker
John Foraker
Its: Chief Executive Officer